UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

HOLLYFRONTIER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2019

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

Wednesday, May 8, 2019, 8:30 a.m. Central Daylight Time

2727 N. Harwood St., 5th Floor, Conference Room A, Dallas, TX 75201

March 21, 2019

NOTICE OF 2019 ANNUAL MEETING

AND PROXY STATEMENT

Dear Stockholder:

You are invited to attend the Annual Meeting of stockholders of HollyFrontier Corporation (the “Company”). The meeting will be held as shown below.

When:	8:30 a.m. Central Daylight Time Wednesday May 8, 2019

Items of Business

•   Election of 11 directors to hold office until the 2020 annual meeting of stockholders;

•   Approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•   Ratification of the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2019 fiscal year.

Where:	2727 N. Harwood St. 5th Floor, Conference Room A Dallas, Texas 75201

Who Can Vote Stockholders of record at the close of business on March 11, 2019 are entitled to receive notice of, and vote at, the Annual Meeting.

Information about the meeting is presented in the following proxy statement. Please read the enclosed information and our 2018 Annual Report carefully before voting your proxy.

Your vote is important to us. Whether or not you plan to attend the meeting, please sign, date and return the proxy card (if you have requested a paper copy of the proxy materials) or vote using the internet or telephone voting procedures described on the Notice of Internet Availability.

Thank you for your continued support of the Company. We look forward to seeing you at the Annual Meeting.

Franklin Myers

Chairman of the Board

George J. Damiris

Chief Executive Officer and President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2019. We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. These rules allow us to provide information our stockholders need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The Company’s Notice of Annual Meeting, Proxy Statement and 2018 Annual Report to stockholders are available on the internet at www.proxyvote.com.

Audit Committee Report	71

Compensation Committee Interlocks and Insider Participation	72

Section 16(a) Beneficial Ownership Reporting Compliance	72

Additional Information	73

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not include all of the information you should consider, and we invite you to read the entire proxy statement and our 2018 Annual Report carefully before voting.

Annual Meeting of Stockholders

Date:	Wednesday May 8, 2019

Who Can Vote:

Stockholders of record at the close of business on March 11, 2019 are entitled to receive notice of, and vote at, the Annual Meeting.

How to Vote:

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

Time:	8:30 a.m. Central Daylight Time
Place:	2727 N. Harwood St. 5th Floor, Conference Room A Dallas, Texas 75201

		By Internet Visit www.proxyvote.com	By Telephone Call toll-free 1-800-690-6903 within the U.S. or Canada	By Mail Complete, sign and date the proxy card and return the proxy card in the prepaid envelope
Record Date:	March 11, 2019

Agenda and Voting Recommendations

Proposal		Voting Standard	Effect of Broker Non-Votes and Abstentions	Board’s Recommendation	Page
1	Elect 11 directors to hold office until the Company’s 2020 annual meeting of stockholders	Affirmative vote of a majority of the votes cast on the matter	Abstentions and broker non-votes are not considered votes cast and will have no effect	FOR all nominees	10

2	Approve, on an advisory basis, the compensation of the Company’s named executive officers	Affirmative vote of a majority of the votes cast on the matter	Abstentions and broker non-votes are not considered votes cast and will have no effect	FOR	27

3	Ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for 2019	Affirmative vote of a majority of the votes cast on the matter	Abstentions are not considered votes cast and will have no effect	FOR	69

2019 Proxy Statement    1

Board Nominees

				Committee Memberships**
Name*	Age	Director Since	Independent	Audit	Compensation	Nominating/ Corporate Governance	Environmental, Health, Safety, and Public Policy	Finance	Executive
Franklin Myers Senior Advisor of Quantum Energy Partners and Chairman of the Board of HollyFrontier Corporation	66	2011	✓			Chairman		✓	✓
George J. Damiris CEO and President of HollyFrontier Corporation and CEO and President of Holly Logistic Services, L.L.C.	58	2015							✓
Anne-Marie N. Ainsworth Former President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc.	62	2017	✓				✓	✓
Douglas Y. Bech Chairman and CEO of Raintree Resorts International	73	2011	Independent Lead Director		Chairman	✓			✓
Anna C. Catalano Former Group Vice President, Marketing, for BP plc	59	2017	✓		✓	✓
Leldon E. Echols Former Executive Vice President and Chief Financial Officer of Centex Corporation	63	2009	✓	Chairman, Financial Expert	✓
Michael C. Jennings Chairman of the Board of Holly Logistic Services, L.L.C.	53	2011					✓		Chairman
R. Craig Knocke Director of Turtle Creek Trust Company, Chief Investment Manager and Portfolio Manager of Turtle Creek Management, LLC, Principal and a non-controlling manager and member of TCTC Holdings, LLC	49	2019	✓	✓			✓
Robert J. Kostelnik Principal at Glenrock Recovery Partners, LLC	67	2011	✓				Chairman	✓
James H. Lee Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.	70	2011	✓	✓		✓
Michael E. Rose Former Executive Vice President Finance and Chief Financial Officer of Anadarko Petroleum Corporation	72	2011	✓	Financial Expert				Chairman
		2018 Meetings		7	7	6	5	4	2
*

R. Kevin Hardage previously served as an independent director and a member of the Compensation Committee and the Environmental, Health, Safety, and Public Policy Committee. Mr. Hardage did not stand for re-election at the 2018 Annual Meeting of Stockholders, and, as a result, no longer serves on our Board.

**

On February 13, 2019, the Board approved the following changes to the Committee memberships effective May 1, 2019, (a) Mr. Myers will become Chairman of the Executive Committee and will join and become Chairman of the Compensation Committee, (b) Mr. Lee will become Chairman of the Nominating/Corporate Governance Committee, and (c) Mr. Jennings will replace Mr. Myers on the Finance Committee.

2    HollyFrontier Corporation

Director Nominee Facts

9 out of 11 director nominees are independent	2 director nominees are women	5.7 years* average tenure of independent director nominees	62.9* average age of director nominees

*	As of March 2019.

Governance Highlights

✓	All of our directors stand for re-election annually

✓	Separate CEO and Chairman of the Board positions

✓	Independent Chairman of the Board and lead director with authority and responsibility over Board governance and operations

✓	Annual Board and Committee self-evaluations

✓	Board involvement in CEO succession planning and risk management

✓	All of our directors attended at least 75% of the meetings of the Board and committees on which they served during 2018
✓	Regular executive sessions of independent directors at Board and Committee meetings

✓	Majority voting and director resignation policy in uncontested elections

✓	Company policy prohibits hedging and pledging of Company stock

✓	Directors are subject to stock ownership requirements equal to five times the annual Board cash retainer paid to them

✓	All of our then-serving directors attended the 2018 Annual Meeting

✓	Mandatory retirement age of 75 for our directors

Named Executive Officers

For 2018, our named executive officers were as follows:

Name	Position
George J. Damiris	Chief Executive Officer and President
Richard L. Voliva, III	Executive Vice President and Chief Financial Officer
James M. Stump	Senior Vice President, Refining
Denise C. McWatters	Senior Vice President, General Counsel and Secretary
Thomas G. Creery	Senior Vice President, Commercial

2018 Business Highlights

The following are key highlights of our achievements in 2018:

•	Reported net income attributable to HollyFrontier stockholders of $1.10 billion, or $6.19 per diluted share and adjusted net income of $1.14 billion, or $6.44 per diluted share for the year.

•	Reported realized gross refining margins of $17.71 per produced barrel sold.

•	Reported operating cash flow of $1.6 billion.

•

Ended the year with a strong balance sheet, including $1.15 billion in cash and short-term investments and approximately $993 million in long-term debt (exclusive of debt held by Holly Energy Partners, L.P. (“HEP”)).

•	Returned $597 million to shareholders through dividends and share repurchases in 2018.

•

Completed the acquisition of Red Giant Oil Company LLC and entered into a definitive agreement to acquire 100% of the issued and outstanding capital stock of Sonneborn US Holdings Inc. and 100% of the membership rights in Sonneborn Cööperatief U.A. (collectively, “Sonneborn”), further strengthening our finished lubricants and specialty products business. The acquisition of Sonneborn was completed in February 2019.

2019 Proxy Statement    3

Executive Compensation Program

✓	A significant portion of the total compensation paid to our executive officers is performance-based

•	Vesting of 50% of the equity awards awarded to our executive officers each year is based on our performance as compared to that of our industry peers

•	A majority of the annual bonus paid to our executive officers for 2018 was based on our financial, operational and environmental and safety performance as measured against pre-established goals and in certain circumstances, relative to our industry peers

✓	None of our executive officers have employment agreements
✓	“Double-trigger” change in control provisions

✓	Minimal perquisites for our executive officers

✓	Company policy prohibits hedging and pledging of Company stock

✓	Executive officers are subject to significant stock ownership requirements

✓	No tax reimbursement provisions in the change in control agreements with our executive officers

✓	Clawback policy allows recoupment of annual and long-term incentive compensation for misconduct resulting in a material financial restatement

✓	Annual advisory vote on executive officer compensation

At our 2018 Annual Meeting, over 93% of the votes cast by our stockholders were voted in support of our named executive officer pay program.

4    HollyFrontier Corporation

Components of Our Executive Compensation Program During 2018

The components of the compensation program for our named executive officers during 2018 were:

	Component	Description	Role in Total Compensation

Cash	Salary	• Competitive fixed cash compensation based on individual’s position, level of responsibility and performance	• A core element of competitive total compensation, important in attracting and retaining key executives
	Annual Incentive Cash Compensation	• Variable cash payouts based on achievement of quantitative and qualitative criteria over a 12-month period

•   Motivates named executive officers to achieve annual strategic, operational and financial goals

•   Recognizes individual and performance-based contributions to annual results

•   Supplements base salary to help attract and retain qualified executives

Equity	Restricted Stock Units	• Vest in equal installments over a three year period	• Aligns executives with sustained long-term value creation and stockholder interests
	Performance Share Units	• Three year performance period with specified, measurable and objective performance measures	• Creates opportunity for a meaningful and sustained ownership stake

Benefits	401(k) Defined Contribution and Health and Welfare Benefit Plans	• Executives are eligible to participate in the same benefit plans provided to other employees	• Contributes toward financial security for various life events (e.g., retirement, disability or death)
	Deferred Compensation Plan	• Allows participants to defer compensation in excess of qualified plan limits	• Provides mechanism for additional retirement savings

Post-Termination Compensation	Change in Control and Severance Benefits	• Provide benefits only in the event of a qualifying termination of employment following a change in control transaction

•   Helps mitigate possible disincentives to pursue value-added merger or acquisition transactions if employment prospects are uncertain

•   Provides assistance with transition if post-transaction employment is not offered

Other	Perquisites

•   Personal use of company aircraft for CEO and CFO (subject to reimbursement of all aggregate incremental costs associated with personal use)

•   Reimbursement of club dues

•   Reimbursement for expenses related to security training, consulting or technology

•   Reserved parking space

•   Reimbursement of expenses related to certain entertainment expenses

•   Limited benefits associated with executive team-building and strategy planning events

• It is the Compensation Committee’s policy that perquisites be limited and also serve a business, convenience or security purpose for the Company

2019 Proxy Statement    5

HollyFrontier Corporation

2828 North Harwood

Suite 1300

Dallas, Texas 75201

Proxy Statement

for

Annual Meeting of Stockholders

To Be Held May 8, 2019

General Information

Purpose, Place, Date and Time

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of HollyFrontier Corporation (the “Company,” “we,” “our” or “us”) for use at the Company’s 2019 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held on May 8, 2019, at 8:30 a.m., Central Daylight Time, at 2727 N. Harwood St., 5th Floor, Conference Room A, Dallas, Texas 75201. This proxy statement and the enclosed proxy card are being first made available to stockholders on or about March 21, 2019. All stockholders are invited to attend the Annual Meeting.

Internet Availability of Proxy Materials

The Company will continue to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide internet access to the proxy materials and annual report to their stockholders. The use of Notice and Access generates significant cost savings for the Company.

In lieu of paper copies of the proxy statement and other materials, most of our stockholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and annual report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials and annual report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct us otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

Voting Rights and Proxy Information

Who is entitled to vote?

Stockholders of record at the close of business on March 11, 2019 (the “Record Date”) are entitled to receive notice of and the right to vote at the Annual Meeting. As of the close of business on the Record Date, there were 170,765,384 shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

6    HollyFrontier Corporation

If your shares are registered in your name with EQ Shareowner Services (formerly known as Wells Fargo Shareowner Services), the Company’s transfer agent, you are considered the “stockholder of record” of those shares. If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner” or holder in “street name” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

What am I voting on, and how does the Board recommend that I vote?

Proposal		Board Recommendation
1	Elect 11 directors to hold office until the Company’s 2020 annual meeting of stockholders	FOR all nominees

2	Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR

3	Ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for 2019	FOR

How do I vote if I am a stockholder of record?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

•

Internet—visit the website shown on the Notice of Internet Availability (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Time, on May 7, 2019;

•	Telephone—within the U.S. or Canada, call toll-free 1-800-690-6903 and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Time, on May 7, 2019; or

•

Mail—if you have requested a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Secretary of the Company before the voting polls close at the Annual Meeting.

If you vote by internet or telephone, do not return your proxy card. Submitting your proxy by internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Please do not return the Notice of Internet Availability.

The Notice of Internet Availability is not a valid proxy.

How do I vote if I hold my shares in street name?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. In addition, you may be eligible to vote by internet or telephone if your broker, bank or other nominee participates in the proxy voting program provided by Broadridge. If your bank, brokerage firm or other nominee is participating in Broadridge’s program, your voting form will provide instructions. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record.

2019 Proxy Statement    7

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting;

•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Time, on May 7, 2019;

•	delivering a written notice of revocation of the proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting; or

•	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on your proxy. If a properly executed proxy gives no specific instructions, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, the rules of the New York Stock Exchange (“NYSE”) require that these institutions only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, resulting in a “broker non-vote.”

Your broker, bank or other nominee is not permitted to vote on your behalf in the election of directors (Proposal 1) or the advisory vote on the compensation of the Company’s named executive officers (Proposal 2) unless you provide specific instructions to them. Accordingly, if you do not provide timely voting instructions to your broker, bank or other nominee that holds your shares, that institution will be prohibited from voting on all of the proposals in its discretion, except the ratification of the appointment of the independent public accounting firm (Proposal 3).

How many votes must be present to hold the meeting?

A quorum is necessary for conducting a valid meeting. Holders of a majority of the outstanding shares of our common stock entitled to vote must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions (shares of the Company’s common stock for which proxies have been received but for which the holders have abstained from voting) will be counted as present and entitled to vote for purposes of determining a quorum.

8    HollyFrontier Corporation

What are the voting requirements for each of the matters to be voted on at the Annual Meeting?

Proposal		Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
1	Election of Directors	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
2	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
3	Ratification of the Appointment of Ernst & Young LLP	Affirmative vote of a majority of the votes cast on the matter	Yes	Abstentions are not considered votes cast and will have no effect

How are proxies being solicited and who pays the solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting. For these services, the Company will pay MacKenzie Partners $17,500 and will reimburse MacKenzie Partners for reasonable out-of-pocket expenses. Additionally, proxies may be solicited by our officers, directors and employees personally or by telephone, e-mail or other forms of communication. The Company may also request banks, brokerage firms, custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of the Company’s common stock. The costs of the solicitation, including reimbursements of any forwarding expenses, will be paid by the Company.

2019 Proxy Statement    9

Election of Directors

(Proposal 1)

Currently, the Board consists of eleven directors. Each of the Company’s directors stands for election each year at the annual meeting.

Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating/Corporate Governance Committee and approved by the Board. The director nominees, if elected, will serve until the 2020 annual meeting of stockholders, or until their earlier resignation or removal. Each director nominee has indicated a willingness to serve if elected.

Required Vote and Recommendation

In uncontested elections, the election of directors requires the approval of a majority of the votes cast for each director.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Franklin Myers
Director Since: 2011 Age: 66 Committees: • Nominating/Corporate Governance Committee, Chairman • Finance Committee • Executive Committee

Principal Occupation:

Senior Advisor of Quantum Energy Partners and Chairman of the Board of HollyFrontier Corporation.

Business Experience:

Mr. Myers has served as the Chairman of the Board of HollyFrontier Corporation since February 2019. Mr. Myers has served as a senior advisor of Quantum Energy Partners, a private equity firm, since February 2013. Mr. Myers served as an operating advisor to Paine & Partners, LLC, a private equity firm, from 2009 through 2012 and as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from 2008 until 2009. He served Cameron in various other capacities, including as Senior Vice President and Chief Financial Officer from 2003 through 2008, President of Cameron’s compression business from 1998 through 2001 and Senior Vice President and General Counsel from 1995 through 1999. In addition, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated from 1988 through 1995 and as an associate and then a partner at Fulbright & Jaworski (now Norton Rose Fulbright) from 1978 through 1988.

Additional Directorships:

Mr. Myers served as a director of Frontier from 2009 until the merger in July 2011 and as a director of Forum Energy Technologies, Inc. from September 2010 until March 2018. He currently serves as a director of ION Geophysical Corporation, NCS Multistage Holdings, Inc. and Comfort Systems USA, Inc. Mr. Myers also serves as a director of WireCo WorldGroup Inc., which ceased to have a class of securities registered pursuant to Section 12 of the Exchange Act at the end of September 2016.

Qualifications:

Mr. Myers’ experience in senior finance and legal positions at publicly traded energy companies provides him with significant insight into operations, management and finance. In addition, Mr. Myers brings to the Board a broad range of experiences and skills as a result of his service as a director of other public and private companies.

10    HollyFrontier Corporation

George J. Damiris
Director Since: 2015 Age: 58 Committee: • Executive Committee

Principal Occupation:

Chief Executive Officer and President of HollyFrontier Corporation and Chief Executive Officer and President of Holly Logistic Services, L.L.C. (“HLS”)

Business Experience:

Mr. Damiris has served as Chief Executive Officer and President of the Company since January 2016, as Chief Executive Officer of HLS since November 2016 and as President of HLS since February 2017. He previously served as Executive Vice President and Chief Operating Officer of the Company from September 2014 to January 2016 and as Senior Vice President, Supply and Marketing of the Company from January 2008 until September 2014. Mr. Damiris joined the Company in 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries, where he was responsible for managing various refining, chemical, trading and financial businesses.

Additional Directorships:

Mr. Damiris currently serves as a director of Eagle Materials Inc. and of HLS, the general partner of the general partner of HEP.

Qualifications:

Mr. Damiris brings to the Board extensive industry experience, familiarity with the day-to-day operations of the Company and significant insight into issues facing the industry.

Anne-Marie N. Ainsworth
Director Since: 2017 Age: 62 Committees: • Finance Committee • Environmental, Health, Safety, and Public Policy Committee

Principal Occupation:

Former President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc.

Business Experience:

Ms. Ainsworth served as President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc., companies engaged in the terminaling, storage and transportation by pipeline of crude oil, refined petroleum products and liquefied petroleum gas, from 2012 until her retirement in 2014, Senior Vice President, Manufacturing of Sunoco Inc. from 2009 to 2012, and General Manager of the Motiva Enterprises, LLC Norco, Louisiana Refinery from 2006 to 2009. Prior to joining Motiva, Ms. Ainsworth served in various capacities at Royal Dutch Shell. Ms. Ainsworth is a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Toronto and Haskayne School of Business, University of Calgary) and holds the ICD.D. designation.

Additional Directorships:

Ms. Ainsworth currently serves as a director of Pembina Pipeline Corporation, Archrock, Inc. and Kirby Corporation. She previously served as a director of Seventy Seven Energy Inc. until 2015.

Qualifications:

Ms. Ainsworth brings to the Board extensive experience in the oil and gas industry and strong business, operational and financial acumen from her leadership roles at other public companies.

2019 Proxy Statement    11

Douglas Y. Bech
Director Since: 2011 Age: 73 Committees: • Compensation Committee, Chairman • Nominating/Corporate Governance Committee • Executive Committee

Principal Occupation:

Chairman and Chief Executive Officer of Raintree Resorts International.

Business Experience:

Mr. Bech has served as the Chairman and Chief Executive Officer of Raintree Resorts, or its predecessors, since 1997. Raintree Resorts is engaged in resort development, vacation ownership sales and resort management. From 1970 through 1997, Mr. Bech served in various capacities, including as a partner, of several large international law firms practicing in the area of corporate finance and securities transactions.

Additional Directorships:

Mr. Bech served as a director of Frontier from 1993 until the merger in July 2011 and as an independent trust manager of Moody National REIT II, Inc. from 2014 until 2016. Mr. Bech has served as a director of j2 Global, Inc. since 2000 and of eFax.com from 1988 until it was acquired by j2 Global, Inc. in 2000. Mr. Bech has served as an independent trust manager of CIM Commercial Trust Corporation since 2014.

Qualifications:

Mr. Bech’s current experience as a chief executive officer as well as his previous experience as a securities and corporate finance attorney provide him with valuable insight into corporate finance and governance, including matters regarding compensation and retention of management and key employees.

Anna C. Catalano
Director Since: 2017 Age: 59 Committees: • Compensation Committee • Nominating/Corporate Governance Committee

Principal Occupation:

Former Group Vice President, Marketing, for BP plc.

Business Experience:

Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including serving as Group Vice President, Marketing, for BP plc from 2000 to 2003.

Additional Directorships:

Ms. Catalano currently serves as a director of Frontdoor, Inc., Kraton Corporation and Willis Towers Watson plc (having previously served as a director of Willis Group until the merger of Willis Group and Towers Watson & Co.). She previously served on the boards of directors of Mead Johnson Nutrition Company until May 2017 and Chemtura Corporation until June 2017.

Qualifications:

Ms. Catalano brings to the Board significant corporate and international business and marketing experience.

12    HollyFrontier Corporation

Leldon E. Echols
Director Since: 2009 Age: 63 Committees: • Audit Committee, Chairman • Compensation Committee

Principal Occupation:

Former Executive Vice President and Chief Financial Officer of Centex Corporation.

Business Experience:

Mr. Echols served as Executive Vice President and Chief Financial Officer of Centex Corporation from 2000 until his retirement in 2006. Before joining Centex, Mr. Echols held various positions, including managing partner, at Arthur Andersen LLP from 1978 until 2000.

Additional Directorships:

Mr. Echols currently is a member of the boards of directors of Trinity Industries, Inc. and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC. Prior to the closing of the business combination among Devon Energy Corporation, Crosstex Energy, Inc. and Crosstex Energy, L.P. in March 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc. Prior to the closing of the January 2019 simplification transaction between EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.), Mr. Echols served on the board of EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP.

Qualifications:

Mr. Echols brings to the Board executive management and board experience with other public companies. Mr. Echols has extensive financial and management experience as well as financial reporting expertise and a level of financial sophistication that qualifies him as an audit committee financial expert. In addition, Mr. Echols’ prior and current service on audit committees of other public companies gives him a range of experiences and skills which allow him to effectively lead the Audit Committee.

Michael C. Jennings
Director Since: 2011 Age: 53 Committees: • Executive Committee, Chairman • Environmental, Health, Safety, and Public Policy Committee

Principal Occupation:

Chairman of the Board of HLS

Business Experience:

Mr. Jennings has served as Chairman of the Board of HLS since November 2017. Mr. Jennings served as Chief Executive Officer of HLS from January 2014 to November 2016 and as President of HLS from October 2015 to February 2016. Mr. Jennings served as Chairman of the Board of the Company from January 2017 to February 2019 and January 2013 to January 2016, as Executive Chairman of the Company from January 2016 until January 2017 and as the Chief Executive Officer and President of the Company from the merger of Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”) in July 2011 until January 2016. Mr. Jennings previously served as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011 and as the Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009.

Additional Directorships:

Mr. Jennings currently serves as a director of HLS, the general partner of the general partner of HEP, and FTS International, Inc. Mr. Jennings served as Chairman of the board of directors of Frontier from 2010 until the merger in July 2011 and served as a director of Frontier from 2008 to July 2011. He also served as a director of ION Geophysical Corporation from December 2010 until February 2019.

Qualifications:

Mr. Jennings brings to the Board extensive industry experience and familiarity with the day-to-day operations of the Company. He provides a significant resource for the Board and facilitates communication between management and the Board.

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R. Craig Knocke
Director Since: 2019 Age: 49 Committees: • Environmental, Health, Safety, and Public Policy Committee • Audit Committee

Principal Occupation:

Director of Turtle Creek Trust Company, Chief Investment Manager and Portfolio Manager of Turtle Creek Management, LLC, Principal and a non-controlling manager and member of TCTC Holdings, LLC

Business Experience:

Mr. Knocke is a co-founder and has served a Director of Turtle Creek Trust Company, a private trust and investment management firm, since 2009. He currently serves as the Chief Investment Officer and has served as a Portfolio Manager at Turtle Creek Management, LLC, a registered investment advisory firm based in Dallas, Texas, since 2007. Since 2009, Mr. Knocke has served as a Principal and a non-controlling manager and member of TCTC Holdings, LLC (“TCTC”), a bank holding company that is a banking, securities, and investment management firm. He previously held positions as Vice President and Portfolio Manager at Brown Brothers Harriman & Co., and served in various positions at Salomon Brothers and Texas Instruments.

Qualifications:

Mr. Knocke brings to the Board executive and general management experience as well as significant financial expertise.

Robert J. Kostelnik
Director Since: 2011 Age: 67 Committees: • Environmental, Health, Safety, and Public Policy Committee, Chairman • Finance Committee

Principal Occupation:

Principal at Glenrock Recovery Partners, LLC

Business Experience:

Mr. Kostelnik has served as a principal of Glenrock Recovery Partners since January 2012. Glenrock Recovery Partners assists energy, pipeline and terminal companies with maximizing the value of non-fungible liquid hydrocarbons and provides health, safety and environmental compliance and project management consulting services. Mr. Kostelnik served as the President and Chief Executive Officer of Cinatra Clean Technologies, Inc. from 2008 thru 2011. Cinatra provides tank cleaning systems to refining pipelines and terminals. Prior to his retirement in 2007, Mr. Kostelnik served in a number of senior positions during his 16 years with CITGO Petroleum Corporation, including as Vice President of Refining. During that time, Mr. Kostelnik was responsible for, among other things, the creation & implementation of the Health, Safety & Environmental Management System as well as environmental compliance & improvement. CITGO is engaged in the refining and marketing of petro-chemical products.

Additional Directorships:

Mr. Kostelnik served as a director of Frontier from 2010 until the merger in July 2011. He currently serves on the board of directors of Methanex Corporation.

Qualifications:

Mr. Kostelnik brings to the Board significant experience and insight into the Company’s industry through his extensive experience in the refining industry.

14    HollyFrontier Corporation

James H. Lee
Director Since: 2011 Age: 70 Committees: • Audit Committee • Nominating/Corporate Governance Committee

Principal Occupation:

Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.

Business Experience:

Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., a private company with investments in oil and gas working, royalty and mineral interests, since founding the firm in 1984.

Additional Directorships:

Mr. Lee served as a director of Frontier from 2000 until the merger in July 2011 and as a director of Forest Oil Corporation from 1991 until the merger of Forest Oil Corporation and Sabine Oil & Gas LLC in December 2014. He currently serves as a director of HLS, the general partner of the general partner of HEP.

Qualifications:

Mr. Lee brings to the Board his extensive experience as a consultant and investor in the oil and gas industry, which provides him with significant insights into relevant industry issues.

Michael E. Rose
Director Since: 2011 Age: 72 Committees: • Finance Committee, Chairman • Audit Committee

Principal Occupation:

Former Executive Vice President Finance and Chief Financial Officer of Anadarko Petroleum Corporation.

Business Experience:

Prior to his retirement in 2004, Mr. Rose served in a number of senior positions during his 26 years with Anadarko Petroleum Corporation, most recently serving as Executive Vice President Finance and Chief Financial Officer of Anadarko from 2000 until his retirement.

Additional Directorships:

Mr. Rose served as a director of Frontier from 2005 until the merger in July 2011.

Qualifications:

Mr. Rose brings to the Board significant financial and investment experience with oil and gas companies. He also qualifies as an audit committee financial expert.

On February 13, 2019, the Board approved the following changes to the Board Committee memberships effective May 1, 2019, (a) Mr. Myers will become Chairman of the Executive Committee and will join and become Chairman of the Compensation Committee, (b) Mr. Lee will become Chairman of the Nominating/Corporate Governance Committee, and (c) Mr. Jennings will replace Mr. Myers on the Finance Committee.

None of our director nominees reported any litigation for the period from 2009-2019 that is required to be reported in this proxy statement. There are no family relationships among any of our directors or executive officers.

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Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. The Company is committed to maintaining the highest standard of business conduct and corporate governance, which we believe is essential to operating our business efficiently, maintaining our integrity in the marketplace and serving our stockholders.

Consistent with these principles, the Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines. These documents, together with our certificate of incorporation, by-laws and the Board committee charters, form the framework for our governance. Copies of the Code of Business Conduct and Ethics, Corporate Governance Guidelines, certificate of incorporation, by-laws, Audit Committee Charter, Compensation Committee Charter, Environmental, Health, Safety, and Public Policy Committee Charter and Nominating/Corporate Governance Committee Charter are publicly available on our website at www.hollyfrontier.com and may also be obtained free of charge upon written request to HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201, Attention: Director, Investor Relations.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, our Board is responsible for selecting the Board leadership structure that is in the best interests of the Company. Our Board, at this time, has determined that a leadership structure consisting of separate Chief Executive Officer and Chairman of the Board roles, together with a strong lead independent director, is appropriate for the Company. Currently, Mr. Myers serves as our independent Chairman of the Board, and Mr. Damiris serves as our Chief Executive Officer and President.

The Board believes that at this time the separation of these positions and the establishment of both an independent Chairman of the Board and an independent lead director, enhances both the oversight of management by the Board and the Company’s overall leadership structure. As a result of his experience at publicly traded energy companies, Mr. Myers has industry-specific experience and expertise and as Chairman of the Board can identify strategic priorities, lead the discussion and execution of strategy and facilitate the flow of information between management and the Board.

In addition, in order to reinforce effective, independent leadership on the Board, and in recognition of his demonstrated leadership skills, the Board has appointed Mr. Bech as lead director. The lead director’s responsibilities are set forth in the Company’s Corporate Governance Guidelines and include:

•	presiding over executive sessions of the Board’s independent directors and at all meetings of the Board at which the Chairman of the Board is not present;

•	communicating matters discussed at the executive session to the Chairman of the Board and Chief Executive Officer, as appropriate;

•	calling meetings of independent directors as desirable or necessary;

•	serving as a liaison between the Chief Executive Officer, the Chairman of the Board and the independent directors;

•

advising and consulting with the Chairman of the Board, the Chief Executive Officer and the chairperson of each committee regarding Board and committee meetings, as necessary, desirable or appropriate;

•

maintaining regular contact with the Chairman of the Board and Chief Executive Officer to provide access for any issue that may arise and assist in communication, if appropriate, and to ensure that there is a steady, relevant, meaningful and effective information flow from management to the Board;

•	approving in advance, in consultation with the Chairman of the Board and Chief Executive Officer, agendas, schedules and related information for all meetings of the Board; and

•

advising and consulting with the Chairman of the Board and Chief Executive Officer as to the quality, quantity and timeliness of the information submitted by the Company’s management to, and other communications with, the independent directors.

16    HollyFrontier Corporation

The Board has established a policy that its non-management directors periodically meet in executive session, without members of management present. If the lead director is unable to attend a meeting of the non-management directors, then the non-management directors will designate an independent director to preside at the meeting.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board, and are in the best interest of our stockholders.

Board Oversight of Risk Management

The Board oversees management of risk, including cyber security. The Board regularly reviews information regarding the Company’s business and operations, including the key operational and/or financial risks. As described below, consistent with SEC regulations and NYSE requirements, the Board committees are also engaged in overseeing risk associated with the Company.

•	The Audit Committee oversees management of exposure to financial risks and data system risks.

•	The Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and incentive structure.

•	The Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs.

•	The Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with the environment, health, safety and public policy.

•	The Finance Committee oversees the management of risks relating to the Company’s capital allocation and capital investment strategies.

While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is ultimately responsible for overseeing the Company’s risk exposures and management thereof, and the Board is regularly informed on these matters through committee and senior management presentations.

The Board also receives input from the Company’s Risk Management Oversight Committee on management’s views of the risks facing the Company. This committee is made up of management personnel and monitors the risk environment for the Company as a whole. This committee also supports the efforts of the Board and the Board committees to monitor and evaluate guidelines and policies governing the Company’s risk assessment and management.

Director Independence

Board of Directors. NYSE listing requirements and our Corporate Governance Guidelines require that at least a majority of the Board meet the NYSE criteria for independence. The Board has determined that each of Mses. Ainsworth and Catalano and Messrs. Bech, Echols, Knocke, Kostelnik, Lee, Myers and Rose is “independent” under the NYSE independence standards. The Board previously determined that Mr. Hardage was “independent” under the NYSE independence standards during his service on the Board. Mr. Damiris is deemed not to be independent because he is an employee of the Company, and Mr. Jennings is not independent because he does not meet the independence requirements under the NYSE listing standards.

Audit Committee. The Board has determined each member of the Audit Committee is “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Compensation Committee. The Board has determined each member of the Compensation Committee is “independent” as defined by the NYSE listing standards. For each member of the Compensation Committee, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the sources of such director’s compensation, such as any consulting, advisory or other compensatory fees paid by the Company, and whether the director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company. The Board previously determined that Mr. Hardage was “independent” as defined by the NYSE listing standards during his service on the Compensation Committee.

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Nominating/Corporate Governance Committee. The Board has determined each member of the Nominating/Corporate Governance Committee is “independent” as defined by the NYSE listing standards.

Environmental, Health, Safety, and Public Policy Committee. The Board has determined each member of the Environmental, Health, Safety, and Public Policy Committee, other than Mr. Jennings, is “independent” as defined by the NYSE listing standards. The Board previously determined that Mr. Hardage was “independent” as defined by the NYSE listing standards during his service on the Environmental, Health, Safety, and Public Policy Committee.

Finance Committee. The Board has determined each member of the Finance Committee is “independent” as defined by the NYSE listing standards.

Independence Determination. In making its independence determinations, the Board considered certain transactions, relationships and arrangements. In determining Mr. Hardage’s independence during his service on the Board, and in determining Mr. Knocke’s independence in connection with his nomination to the Board, the Board considered that each of Mr. Hardage and Mr. Knocke is a non-controlling manager and member of TCTC and Mr. Knocke is also a Principal of TCTC (which may be deemed to beneficially own 7.36% of the Company’s common stock) and holds various other positions with TCTC’s subsidiaries. The Board previously determined that this relationship did not impair the independence of Mr. Hardage during his service on the Board and does not impair the independence of Mr. Knocke.

Director Nominations

Qualifications

In considering nominees for election as director, the Nominating/Corporate Governance Committee considers a number of factors, with an objective of having a board with diverse backgrounds and experiences. The Nominating/Corporate Governance Committee is also responsible for recommending the nomination of incumbent directors it deems appropriate for re-election to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.

The Nominating/Corporate Governance Committee nominated Mr. Knocke to the Board in January 2019, and the Board appointed Mr. Knocke to the Board in February 2019. Mr. Knocke was recommended to our former Chairman of the Board, Mr. Jennings, by one of our security holders. The Nominating/Corporate Governance Committee reviewed his qualifications in the same manner as it reviews other potential candidates, as described below.

Characteristics expected of all directors include integrity, exceptional talent and judgment, and the ability and willingness to commit adequate time to the Board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate’s knowledge of the communities in which the Company does business, the Company’s industry, or other industries relevant to the Company’s business or other organizations of comparable size, as well as personal qualities, background and reputation. The Board also considers the diversity of race, gender, culture, age, knowledge, viewpoints, background, experience and skill when evaluating candidates. Subject to its fiduciary duties, applicable law and regulations and membership of the Board at the applicable time, when searching for new Board members, the Nominating/Corporate Governance Committee shall endeavor to identify highly qualified diverse candidates, including women and individuals from minority groups, to include in the pool of candidates as provided in the immediately preceding sentence from which Board nominees may be chosen.

Pursuant to our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will not recommend to the Board the nomination of any director or nominee who has attained or will attain the age of 75 prior to the annual meeting at which he or she would be elected or re-elected. The Board may approve an exception to this policy on a case by case basis.

Stockholder Recommendations

The Nominating/Corporate Governance Committee will consider recommendations of potential director candidates from stockholders based on the same criteria as a candidate identified by the Nominating/Corporate Governance

18    HollyFrontier Corporation

Committee. Stockholders may submit such a recommendation by sending a letter to the Secretary of the Company at the Company’s principal executive offices. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.”

To be considered, recommendations must be submitted in writing no less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders in compliance with the notice procedures and informational requirements set forth in Article III, Section 12 of the Company’s By-Laws. A stockholder’s notice must include the following:

•	the name of the stockholder recommending the director candidate and the class and number of shares of common stock which are beneficially owned by the stockholder;

•	a written statement by the director candidate agreeing to being named in the Company’s proxy materials and to serve as a member of the Board if nominated and elected; and

•

all other information relating to the nominating stockholder or director candidate that would be required to be disclosed in a proxy statement relating to an election of directors, or that is otherwise required by Regulation 14A under the Exchange Act or Article III, Section 12 of the Company’s By-Laws.

For more information, see “Additional Information—Stockholder Proposals.”

Communications with the Board

Any stockholder or other interested party may communicate with the non-management directors by e-mailing the lead director at presiding.director.HFC@hollyfrontier.com or writing to: Lead Director, c/o Secretary, HollyFrontier Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201. Communications to the Board generally may be sent certified mail to HollyFrontier Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201, Attention: Secretary. The Secretary will forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The purpose of this Code is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and compliance reporting in accordance with all applicable laws. The Code sets forth a common set of values and standards to which all of the Company’s directors, officers and employees must adhere. The Company will post information regarding any amendment to, or waiver from, its Code of Business Conduct and Ethics on its website under the Investor Relations tab.

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The Board, Its Committees and Its Compensation

The Board

Under the Company’s Corporate Governance Guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and Board committees on which they serve. The Board meets at least quarterly. During 2018, the Board held 10 meetings. Each then-current director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during the period he or she was a director.

The Company does not have a policy regarding director attendance at the annual stockholder meeting. All of our then-current directors attended the 2018 annual meeting of stockholders.

Board Committees

The Company currently has six standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating/Corporate Governance Committee;

•	an Environmental, Health, Safety, and Public Policy Committee;

•	a Finance Committee; and

•	an Executive Committee.

Other than the Executive Committee, each of these committees operates under a written charter adopted by the Board. The Executive Committee operates pursuant to authority that is specifically delegated to it by the Board, and such delegated authority may be revoked at any time.

Upon the Nominating/Corporate Governance Committee’s recommendations, the Board elects committee members annually. The table below sets forth the number of meetings held by each Committee in 2018:

Board Committee	Number of Meetings in 2018
Audit Committee	7

Compensation Committee	7

Nominating/Corporate Governance Committee	6

Environmental, Health, Safety, and Public Policy Committee	5

Finance Committee	4

Executive Committee	2

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. In addition, the Audit Committee oversees management of exposure to financial risks and data system risks. The functions and responsibilities of the Audit Committee pursuant to its charter include:

•	appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm;

20    HollyFrontier Corporation

•

at least annually, reviewing the independence and quality-control procedures of the independent registered public accounting firm and the experience and qualifications of the independent registered public accounting firm’s senior personnel that are providing audit services to the Company;

•	reviewing the findings and recommendations of the independent registered public accounting firm;

•	reviewing the scope and the planning of the annual audit with management, the independent registered public accounting firm and the internal auditor;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	overseeing the internal audit function;

•	reviewing and discussing the Company’s internal controls over financial reporting with management and the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or accounting matters;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding potential violations of applicable laws, rules and regulations or of the Company’s codes, policies and procedures;

•	establishing procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or questionable compliance matters;

•	reviewing, and if appropriate, approving transactions involving conflicts of interest, including related party transactions, when required by the Code of Business Conduct and Ethics;

•	reviewing and approving the Audit Committee Report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements, and each of Mr. Echols and Mr. Rose meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating executive officers and the Board and oversees the management of risks relating to the Company’s executive compensation plans and arrangements. The functions and responsibilities of the Compensation Committee pursuant to its charter include:

•	evaluating the performance and approving the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, the Company’s other executive officers;

•	reviewing and approving the Company’s executive compensation programs and corporate goals and objectives relative to the compensation of the Company’s executive officers;

•	reviewing director compensation and making recommendations to the Board regarding the same;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	reviewing succession planning for Company management and making recommendations to the Board regarding the same;

•	overseeing the preparation of the Compensation Discussion and Analysis to be included in the annual proxy statement;

•	preparing the Compensation Committee Report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee also has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. Since September

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2011, the Compensation Committee had retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant for matters related to executive and non-management director compensation. In selecting Pearl Meyer as its independent compensation consultant, the Compensation Committee had assessed the independence of Pearl Meyer pursuant to SEC rules and considered, among other things, whether Pearl Meyer provides any other services to us, the fees paid by us to Pearl Meyer as a percentage of Pearl Meyer’s total revenues, the policies of Pearl Meyer that are designed to prevent any conflict of interest between Pearl Meyer, the Compensation Committee and us, any personal or business relationship between Pearl Meyer and a member of the Compensation Committee or one of our executive officers and whether Pearl Meyer owned any shares of our common stock. In addition to the foregoing, the Compensation Committee had received an independence letter from Pearl Meyer, as well as other documentation addressing the firm’s independence. Pearl Meyer reported exclusively to the Compensation Committee and did not provide any additional services to us. The Compensation Committee discussed these considerations and concluded that Pearl Meyer was independent and that we did not have any conflicts of interest with Pearl Meyer. Pearl Meyer provided information and advice to the Compensation Committee during 2017 relating to non-employee director and executive compensation matters for 2018.

In December 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), who replaced Pearl Meyer as the independent compensation consultant to the Compensation Committee, to provide advice relating to executive compensation matters. Meridian did not provide any information or advice to the Compensation Committee with respect to establishing the compensatory arrangements for our NEOs in 2018; however, they did advise the Compensation Committee during 2018 with respect to those pre-established arrangements. In selecting Meridian as its independent compensation consultant, the Compensation Committee assessed the independence of Meridian pursuant to SEC rules and considered, among other things, whether Meridian provides any other services to us, the fees paid by us to Meridian as a percentage of Meridian’s total revenues, the policies of Meridian that are designed to prevent any conflict of interest between Meridian, the Compensation Committee and us, any personal or business relationship between Meridian and a member of the Compensation Committee or one of our executive officers and whether Meridian owned any shares of our common stock. In addition to the foregoing, the Compensation Committee received an independence letter from Meridian, as well as other documentation addressing the firm’s independence. Meridian reports exclusively to the Compensation Committee and does not provide any additional services to us. The Compensation Committee discussed these considerations and concluded that Meridian is independent and that we do not have any conflicts of interest with Meridian.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in overseeing that the Company is governed in a manner consistent with the best interests of the Company and its stockholders. In addition, the Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs. The functions and responsibilities of the Nominating/Corporate Governance Committee pursuant to its charter include:

•	developing, reviewing and assessing the adequacy of the Company’s Corporate Governance Guidelines;

•	identifying and recommending individuals qualified to be directors;

•	evaluating and determining whether directors are independent;

•	recommending committee composition and chairpersons;

•	reviewing and making recommendations to the Board on succession planning for the Board;

•	reviewing and approving, prior to acceptance, the Chief Executive Officer’s service on any other public company board;

•	monitoring the Company’s charitable contributions and political spending insofar as such activities exceed or can be expected to exceed 0.5% of the pre-tax income of the Company;

•	overseeing the Company’s ethics and compliance programs; and

•	reviewing the adequacy of the Nominating/Corporate Governance Committee charter on an annual basis.

22    HollyFrontier Corporation

Environmental, Health, Safety, and Public Policy Committee

The Environmental, Health, Safety, and Public Policy Committee oversees the Company’s environmental, health, safety and public policy matters. In addition, the Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with such matters. The functions and responsibilities of the Environmental, Health, Safety, and Public Policy Committee pursuant to its charter include:

•

reviewing reports and other information provided by management and consultants regarding material regulatory compliance and public policy matters arising out of issues related to process safety, worker safety, health, environmental, human resources, physical security, material regulatory compliance and/or legislative developments related to the refining industry;

•	reporting material issues or compliance concerns included in those reports to the Board; and

•	reviewing the adequacy of the Environmental, Health, Safety, and Public Policy Committee charter on an annual basis.

Finance Committee

The Finance Committee oversees the Company’s capital allocation and capital investment strategies, including implementation and cost of capital. The functions and responsibilities of the Finance Committee include:

•	reviewing capital allocation priorities, policies and guidelines, including the Company’s cash flow forecasts, minimum cash requirements and liquidity targets;

•	reviewing the Company’s annual capital budget, capital strategy and significant capital expenditures and determining whether to recommend to the Board that such items be approved;

•	reviewing and making recommendations to the Board with respect to new capital projects;

•	periodically evaluating the performance of and returns on approved capital projects and other capital expenditures and reviewing significant cost variances; and

•	reviewing the adequacy of the Finance Committee charter on an annual basis.

Executive Committee

The Executive Committee has such authority as the Board shall delegate to the committee from time to time.

Director Compensation

The Compensation Committee annually evaluates the compensation program for members of the Board who are not our officers or employees (“non-management directors”). In making its recommendation to the Board for non-management director compensation, the Compensation Committee reviews the form and amount of compensation paid to directors by the Company’s peer group and benchmark market data provided by the compensation consultant. Based on a recommendation from the Compensation Committee, effective January 1, 2018, the Board approved the components of non-management director compensation for 2018 as set forth below. In February 2018, the Board increased the annual cash retainer from $115,000 to $116,000 to compensate non-management directors for incidental travel expenses. Members of the Board who also serve as our officers or employees do not receive additional compensation in their capacity as directors.

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For 2018, non-management directors were entitled to receive Board and Board committee retainers and meeting fees payable in cash and the other compensation described in the following table. We also reimburse directors for all reasonable expenses incurred in attending Board and Board committee meetings upon submission of appropriate documentation.

Compensation in 2018:
Board Service:

Annual Restricted Stock Units Award (1)	$135,000

Chairman of the Board Retainer	200,000

Annual Cash Retainer (2)	116,000

Lead Director Cash Retainer	30,000

Board Committee Service:

Audit Committee Annual Cash Retainer

Chairman	27,500

Member	17,500

Compensation Committee Annual Cash Retainer

Chairman	20,000

Member	14,000

Nominating / Corporate Governance Committee Annual Cash Retainer

Chairman	20,000

Member	14,000

Environmental, Health, Safety, and Public Policy Committee Annual Cash Retainer

Chairman	20,000

Member	14,000

Finance Committee Annual Cash Retainer

Chairman	20,000

Member	14,000

Other:

Stipend for Operations-Related Consultation at Request of Management (On-Site)	2,400/day

Stipend for Operations-Related Consultation at Request of Management (Overnight)	3,600/day

(1)

The annual award is comprised of a number of restricted stock units equal to $135,000 divided by the market closing price of a share of our common stock on the date of grant, with the number of restricted stock units rounded up in the case of fractional shares.

(2)

Meeting fees are not paid for attendance at the first twelve Board meetings or the first twelve meetings of each Board committee during the year. Beginning with the thirteenth meeting of the Board or a Board Committee in the year, directors receive a fee of $2,000 per meeting. During 2018, no meeting fees were paid since neither the Board, nor any Board committee, met more than twelve times.

Equity Awards

Non-management directors receive an annual equity award grant in the form of restricted stock units having a fair market value of approximately $135,000 on the date of grant. These annual grants are made in the fourth quarter of the year preceding the year to which the award relates in order to align the timing of the equity award grants with the timing of the other compensation decisions made for non-management directors and with the timing of long-term equity incentive award grants for our executive officers.

Continued service on the Board through the stated vesting date for the restricted stock units, which is in most cases approximately one year following the date of grant, is required in order for the restricted stock units to become vested. The restricted stock units granted in November 2017 for the 2018 fiscal year vested on December 1, 2018. The

24    HollyFrontier Corporation

restricted stock units granted in November 2018 for the 2019 fiscal year will vest on December 1, 2019. Accelerated vesting of outstanding restricted stock units will occur upon a change in control (subject to the director serving as a member of the Board immediately prior to the change in control) or the director’s death, disability or retirement. Settlement of the restricted stock units in shares of our common stock occurs within 30 days of the event that caused the restricted stock units to vest. Directors do not have the rights of a stockholder with respect to the shares underlying the restricted stock units until the award vests and is settled in shares. However, directors are entitled to the payment of dividend equivalents on outstanding restricted stock units in the form of cash in an amount equal to the dividends that would have been paid with respect to the underlying shares. These dividend equivalents are not subject to forfeiture.

Nonqualified Deferred Compensation

Our non-management directors are eligible to participate in the HollyFrontier Corporation Executive Nonqualified Deferred Compensation Plan, which is not tax-qualified under Section 401 of the Internal Revenue Code and allows participants to defer receipt of certain compensation (the “NQDC Plan”). The NQDC Plan allows non-management directors the ability to defer up to 100% of their cash retainers and meeting fees for a calendar year. Participating directors have full discretion over how their contributions to the NQDC Plan are invested among the offered investment options, and earnings on amounts contributed to the NQDC Plan are calculated in the same manner and at the same rate as earnings on actual investments. We do not subsidize a participant’s earnings under the NQDC Plan.

Mr. Myers was the only non-management director that participated in the NQDC Plan in 2018. During 2018, no above market or preferential earnings were paid to Mr. Myers under the NQDC Plan and, therefore, none of the earnings received by Mr. Myers during 2018 are included in the Director Compensation Table below. For additional information on the NQDC Plan, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Retirement Benefits and Perquisites—Retirement Plans—Deferred Compensation Plan” and “Executive Compensation—Nonqualified Deferred Compensation.”

Stock Ownership and Retention Policy for Non-Management Directors

Non-management directors are expected to acquire and hold during their service on the Board shares of our common stock equal in value to at least five times the annual Board cash retainer paid to our non-management directors (excluding any retainer paid for service on a Board committee). Directors have five years from their initial election to the Board to meet the target stock ownership requirements.

Directors are required to continuously own sufficient shares to meet the stock ownership requirements once attained. Until the directors attain compliance with the stock ownership policy, the directors will be required to hold 50% of the shares of common stock received from any equity award. If a director attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

As of December 31, 2018, all of our then-current non-management directors were in compliance with the stock ownership policy or were within the five year grace period provided under the stock ownership policy.

Anti-Hedging and Anti-Pledging Policy

All of our directors are subject to our Insider Trading Policy, which, among other things, prohibits such directors from entering into short sales or hedging or pledging shares of our common stock.

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Director Compensation Table

The table below sets forth the compensation earned by each of our non-management directors in 2018.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
Anne-Marie N. Ainsworth	$144,000	$135,034	$ 6,000(4)	$285,034

Douglas Y. Bech	$196,000	$135,034	—	$331,034

Anna C. Catalano	$144,000	$135,034	$ 3,600(4)	$282,634

Leldon E. Echols	$175,000	$135,034	—	$310,034

R. Kevin Hardage (3)	$ 72,500	—	$75,000(5)	$147,500

Michael C. Jennings	$332,000	$135,034	—	$467,034

Robert J. Kostelnik	$164,000	$135,034	$ 9,600(4)	$308,634

James H. Lee	$147,500	$135,034	—	$282,534

Franklin Myers	$164,000	$135,034	—	$299,034

Michael E. Rose	$167,500	$135,034	—	$302,534

(1)

Mr. Damiris is not included in this table because he received no additional compensation for his service as a director. The compensation earned by Mr. Damiris in 2018 is shown under “Executive Compensation—Summary Compensation Table.” Mr. Knocke is not included in this table because he did not serve as a director in 2018.

(2)

Represents the aggregate grant date fair value of 1,982 restricted stock units granted to each non-management director on November 7, 2018 for the 2019 fiscal year (the “2019 Director Awards”), determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, excluding the effect of estimated forfeitures. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

Because the 2019 Director Awards were granted during 2018, they are reported in the “Stock Awards” column of the Director Compensation Table for 2018 rather than 2019 in accordance with SEC rules. The annual restricted stock unit awards for the 2018 fiscal year were granted on November 8, 2017 and were reported in the “Stock Awards” column of the Director Compensation Table for 2017 rather than 2018 in accordance with SEC rules. For additional information regarding the annual restricted stock unit awards and grant process for non-management directors, please see “—Equity Awards” above.

The 2019 Director Awards will vest on December 1, 2019, subject to continued service on the Board. As of December 31, 2018, the 2019 Director Awards were the only outstanding equity awards held by our non-management directors.

(3)	Mr. Hardage served on the Board until the 2018 Annual Meeting of Stockholders, where he did not stand for re-election.

(4)	Represents stipend paid to directors for operations-related consultation at request of management.

(5)	Represents cash compensation paid to Mr. Hardage in June 2018 in connection with Mr. Hardage’s decision to not stand for re-election at the 2018 Annual Meeting of Stockholders.

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Advisory Vote on the Compensation of Our Named Executive Officers

(Proposal 2)

Section 14A(a)(1) of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material contained in this proxy statement.

In accordance with the preference expressed by our stockholders at our annual meeting in 2017, the Board determined that we would provide this opportunity annually until the next non-binding stockholder advisory vote on the frequency of future advisory votes on executive compensation. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are primarily designed to (i) attract, motivate and retain our named executive officers, who are critical to our success, (ii) provide incentives for our named executive officers to achieve and exceed our operational, financial and strategic goals and (iii) align the interests of our named executive officers with those of our stockholders. Under these programs, compensation for our named executive officers is tied to performance, including our financial results and stockholder returns. Please read the information under “Compensation Discussion and Analysis,” and review the compensation tables and narratives that follow, for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2018.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensatory philosophy, policies and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take those results into consideration when making future decisions regarding executive compensation.

Required Vote and Recommendation

The advisory vote on the compensation of named executive officers requires the approval of a majority of the votes cast on the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION, THE ACCOMPANYING COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.

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Executive Officers

The following sets forth information regarding the executive officers of the Company as of March 6, 2019:

Name	Age	Position
George J. Damiris	58	Chief Executive Officer and President
Richard L. Voliva, III	41	Executive Vice President and Chief Financial Officer
James M. Stump	51	Senior Vice President, Refining
Denise C. McWatters	59	Senior Vice President, General Counsel and Secretary
Thomas G. Creery	60	Senior Vice President, Commercial

Information regarding Mr. Damiris is included above under “Election of Directors.”

Richard L. Voliva, III has served as Executive Vice President and Chief Financial Officer of the Company since March 2017. He served as Senior Vice President, Strategy of the Company from June 2016 to March 2017. Mr. Voliva has also served as Executive Vice President and Chief Financial Officer of HLS since March 2017. Mr. Voliva served as Senior Vice President and Chief Financial Officer of HLS from July 2016 to March 2017, Vice President and Chief Financial Officer of HLS from October 2015 until July 2016, Vice President, Corporate Development of HLS from February 2015 until October 2015 and as Senior Director, Business Development of HLS from April 2014 until February 2015. Prior to joining HLS, Mr. Voliva was an analyst at Millennium Management LLC, an institutional asset manager, from April 2011 until April 2014, an analyst at Partner Fund Management, L.P., a hedge fund, from March 2008 until March 2011 and Vice President, Equity Research at Deutsche Bank from June 2005 to March 2008. Mr. Voliva is a CFA Charterholder.

James M. Stump has served as Senior Vice President, Refining (formerly called Senior Vice President, Refinery Operations) of the Company since the merger in July 2011. During his 21 years at Frontier, Mr. Stump held various positions, including serving as Vice President—Refining Operations for Frontier Refining and Marketing from 2009 until July 2011 and as Vice President and Refining Manager from 2002 to 2009.

Denise C. McWatters has served as Senior Vice President, General Counsel and Secretary of the Company since January 2013. She previously served as Vice President, General Counsel and Secretary from May 2008 until January 2013 and Deputy General Counsel from October 2007 until May 2008. Prior to joining the Company, Ms. McWatters served as the General Counsel of The Beck Group from 2005 through October 2007. Ms. McWatters also has served as Senior Vice President, General Counsel and Secretary of HLS since January 2013, Vice President, General Counsel and Secretary of HLS from May 2008 until January 2013 and Deputy General Counsel of HLS from October 2007 to April 2008.

Thomas G. Creery has served as Senior Vice President, Commercial of the Company since January 2016 and as President of HollyFrontier Refining and Marketing since February 2017. He previously served as Vice President, Crude Supply from October 2008 to January 2016 and Vice President, Crude Supply and Planning from January 2006 to October 2008. Prior to joining the Company, Mr. Creery served at Unocal Corporation for 25 years in a variety of locations based in Calgary, Los Angeles, Singapore and Houston.

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Compensation Discussion and Analysis

Executive Summary

This compensation discussion and analysis provides information about our compensation objectives and policies, as determined by the Compensation Committee. In addition, the compensation discussion and analysis is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Overview

We hold our executive officers accountable for our performance and for maintaining a culture of strong ethics and exemplary safety. For 2018, our “named executive officers” or “NEOs” were:

Name	Position with HollyFrontier during 2018
George J. Damiris	Chief Executive Officer and President
Richard L. Voliva, III	Executive Vice President and Chief Financial Officer
James M. Stump	Senior Vice President, Refining
Denise C. McWatters	Senior Vice President, General Counsel and Secretary
Thomas G. Creery	Senior Vice President, Commercial

The compensation of our named executive officers is also presented in the tables and related information provided under “Executive Compensation” below.

Certain of our named executive officers also provide services to our wholly-owned subsidiary, HLS, and HEP. HLS is the general partner of HEP Logistics Holdings, L.P., which is the general partner of HEP. We own a 57% limited partner interest and a non-economic general partner interest in HEP. During 2018, Mr. Damiris, Mr. Voliva and Ms. McWatters also served as executive officers of HLS and split their professional time between HEP and us. Mr. Damiris, Mr. Voliva and Ms. McWatters did not receive any compensation from HLS or HEP during 2018.

For 2018, Mr. Damiris, Mr. Voliva and Ms. McWatters were also named executive officers of HLS. In accordance with SEC rules, a portion of the compensation paid by us to them for 2018 was allocated to the services they each performed for HLS and HEP during 2018 and was included in the Compensation Discussion and Analysis and the accompanying narratives and tables contained in HEP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The total compensation paid and other benefits made available to Mr. Damiris, Mr. Voliva and Ms. McWatters by us, including amounts disclosed in HEP’s Annual Report on Form 10-K for the year ended December 31, 2018, are disclosed below.

2018 Business Highlights

The Compensation Committee believes that our executive management team has created significant value for our stockholders in 2018. The following are key highlights of our achievements in 2018:

•	Reported net income attributable to HollyFrontier stockholders of $1.10 billion, or $6.19 per diluted share and adjusted net income of $1.14 billion, or $6.44 per diluted share for the year.

•	Reported realized gross refining margins of $17.71 per produced barrel sold.

•	Reported operating cash flow of $1.6 billion.

•	Ended the year with a strong balance sheet, including $1.15 billion in cash and short-term investments and approximately $993 million in long-term debt (exclusive of HEP debt).

•	Returned $597 million to shareholders through dividends and share repurchases in 2018.

•

Completed the acquisition of Red Giant Oil Company LLC and entered into a definitive agreement to acquire Sonneborn, further strengthening our finished lubricants and specialty products business. The acquisition of Sonneborn was completed in February 2019.

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These achievements were taken into account in awarding 2018 annual incentive bonuses to our named executive officers. We believe the total compensation received by our named executive officers for 2018 was reflective of the Company and individual performance for the year.

Say-on-Pay Vote

At our 2018 annual meeting of stockholders, our stockholders had an opportunity to cast an advisory vote on executive compensation. At that meeting, over 93% of the votes cast by our stockholders were voted in support our executive pay program. The Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and the Compensation Committee did not make any material changes to its executive compensation program in 2018 based on the results of the advisory vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Stockholder-Friendly Features of Our Executive Compensation Program

The following are highlights of our compensation programs, which continue to contain stockholder-friendly features:

What We Do

✓ We pay for performance. The vesting of 50% of the equity awards awarded to our executive officers each year is based on the Company’s performance as compared to that of our industry peers, and, in 2018, a majority of the annual bonuses paid to our executive officers were based on our financial, operational and environmental and safety performance as measured against pre-established goals and in certain circumstances, relative to our industry peers.

✓ We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.

✓ We provide minimal perquisites. Our executive officers are provided minimal perquisites by the Company. The perquisites provided must serve a business, convenience or security purpose for the Company.

✓ We provide for “double trigger” provisions in agreements with our executives. Our equity award agreements and change in control severance agreements with our executives contain “double trigger” provisions.

✓ We have significant stock retention requirements. We maintain a stock ownership policy for officers and directors. Our Chief Executive Officer is required to own 6x his base salary in Company stock.

✓ We have a clawback policy. Our clawback policy requires the return of annual and long-term incentive compensation for misconduct resulting in a material financial restatement.

✓ We seek stockholder input. We provide our stockholders with the opportunity to provide an advisory vote on our executive compensation program on an annual basis.

What We Don’t Do

×  We do not have employment agreements with any of our executive officers. None of our executive officers are party to an employment agreement with the Company.

×  We do not allow hedging or pledging. Our policies prohibit the hedging and pledging of Company stock by directors and officers.

×  We do not provide tax reimbursements or gross-up provisions. Our change in control severance agreements with our executive officers do not include tax reimbursement or gross-up provisions.

×  We do not maintain executive benefit plans. Our executives participate in the same benefit plans available generally to our salaried employees, such as medical, dental, vision, long-term and short-term disability and life insurance. We do not maintain separate “executive” plans for any of these benefits.

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Philosophy and Objectives of Executive Compensation Program

Pay-for-Performance Philosophy

Our compensation programs are designed to remunerate named executive officers in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentives to our named executive officers, as well as other employees, to maximize operational performance and stockholder value, which in turn affects the overall compensation earned by our management.

Each named executive officer’s total direct compensation is heavily influenced by company and individual performance measures. The majority of our named executive officers’ compensation is performance-based, at-risk pay in the form of both short-term and long-term incentives.

2018 CEO Pay Mix

2018 Other Named Executive Officers Pay Mix

Objectives

In designing the compensation program for named executive officers, the Compensation Committee sought to achieve the following key objectives:

•

Attract and Retain Talented and Productive Executives. The compensation program should provide each named executive officer with a total compensation opportunity that is competitive within the market. This objective is intended to ensure that we are able to attract and retain executive officers while maintaining an appropriate cost structure.

•	Motivate Executives. The compensation program should provide incentives for our named executive officers to achieve and exceed our operational, financial and strategic goals.

•

Align with Stockholders. The compensation program should align named executive officers’ interests with those of our stockholders, promoting actions that will have a positive long-term impact on total stockholder return.

•	Transparent Compensation. The elements of the compensation program should be easily understood by both our executive officers and our stockholders.

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Components of Our Executive Compensation Program

The components of the compensation program for our named executive officers are:

•	base salary;

•	annual incentive cash compensation;

•	long-term equity incentive compensation;

•	change in control and severance benefits; and

•	employee retirement, health and welfare benefits and limited perquisites.

Each of these components is described in further detail in the narrative that follows. Specific information regarding 2018 compensation is included below in the section titled “2018 Executive Compensation Decisions.”

Base Salary

Base salaries provide named executive officers with a predictable level of income. The Compensation Committee reviews base salaries annually and determines base salaries on the basis of market practices and each executive’s position, level of responsibility, individual performance and position relative to other executives and other compensation elements. The Compensation Committee also reviews competitive market data relevant to each position provided by the compensation consultant.

Annual Incentive Cash Compensation

Under our annual incentive cash compensation program, named executive officers are eligible for cash bonuses that are designed to attract and retain senior leadership, reward achievement of financial and business goals and align executives’ interests with stockholders. Annual incentive cash opportunities for our named executive officers are reviewed annually and differ with the level of responsibility of each executive.

Long-Term Equity Incentive Compensation

The Compensation Committee oversees the administration of the equity plan and grants equity incentive awards to qualifying employees at its discretion. Annual awards are typically made during the fourth quarter of the year preceding the year to which the awards relate.

We view long-term equity incentive compensation as the cornerstone of the executive compensation program because we believe:

•	equity incentives and the related vesting periods help attract and retain executives capable of executing our business strategies;

•	the value received by the recipient of equity incentives is aligned with long-term value creation for our stockholders; and

•	equity incentives provide the closest link between our performance and the executives’ compensation.

In determining the appropriate amount and type of long-term equity incentive awards to be made, the Compensation Committee considers a named executive officer’s position, scope of responsibility, base salary, performance and market compensation information for executives in similar positions in similar companies and prior awards. In addition, the Compensation Committee has historically considered the recommendations of our Chief Executive Officer, except in regard to his own equity awards.

Change in Control and Severance Benefits

Severance and change in control protections are provided to our named executive officers pursuant to the terms of outstanding awards granted under the equity plan and pursuant to change in control severance agreements. The award agreements related to outstanding restricted stock, restricted stock units and performance share units granted to our named executive officers include accelerated vesting provisions in the event of certain terminations of

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employment, including in connection with a change in control. For additional information about these provisions, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” In addition, we have entered into change in control severance agreements with each of our named executive officers, as described below. These agreements are designed to provide benefits only in the event of a qualifying termination of employment following a change in control transaction, and do not provide any benefits without a termination of employment. None of the change in control severance agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Code. For additional information about the severance benefits provided under the change in control agreements, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Retirement Benefits and Perquisites

Retirement Plans

Defined Contribution Plan. For 2018, our named executive officers were able to participate in the HollyFrontier Corporation 401(k) Retirement Savings Plan, which is a tax-qualified defined contribution plan (the “401(k) Plan”). Employees who are not eligible to participate in the NQDC Plan may contribute amounts between 0% and 75% of their eligible compensation to the 401(k) Plan, while employees who are eligible to participate in the NQDC Plan may contribute amounts between 0% and 50% of their eligible compensation to the 401(k) Plan. Employee contributions that were made on a tax-deferred basis were generally limited to $18,500 for 2018, with employees 50 years of age or over able to make additional tax-deferred contributions of $6,000.

For 2018, we made a retirement contribution of 3% to 8% of the participating employee’s eligible compensation under the 401(k) Plan, subject to applicable limitations under the Code, based on years of service, as follows:

Years of Service	Retirement Contribution (as percentage of eligible compensation)
Less than 5 years	3%
5 to 10 years	4%
10 to 15 years	5.25%
15 to 20 years	6.5%
20 years and over	8%

In addition to the retirement contribution, in 2018, we made matching contributions to the 401(k) Plan equal to 100% of the first 6% of each participating employee’s eligible compensation up to compensation limits. In 2018, all of our named executive officers participated in the 401(k) Plan and received matching contributions and the retirement contribution. Matching contributions vest immediately and retirement contributions are subject to a three-year cliff-vesting period.

Deferred Compensation Plan. Certain of our employees, including our named executive officers, were also eligible to participate in the NQDC Plan in 2018. The NQDC Plan provides certain members of management and other highly compensated employees an opportunity to defer compensation in excess of qualified retirement plan limitations on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals.

Participants in the NQDC Plan can contribute between 1% and 50% of their eligible earnings, which includes base salary and bonuses, to the NQDC Plan. Participants in the NQDC Plan are also eligible to receive certain employer-provided contributions, including but not limited to matching contributions, retirement contributions and nonqualified nonelective contributions. Matching contributions and retirement contributions represent contribution amounts that could not be made under the 401(k) Plan due to limitations on tax-qualified plans under the Code. We do not provide any subsidized returns or guarantee of returns on compensation deferred by our named executive officers or other participants in the NQDC Plan. For more information regarding this plan, see “Executive Compensation—Nonqualified Deferred Compensation.”

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Other Benefits and Perquisites

All of our executive officers are eligible to participate in the same benefit plans available generally to our salaried employees, such as medical, dental, vision, long-term and short-term disability and life insurance. We do not maintain separate “executive” plans for any of these benefits.

During 2018, Mr. Damiris and Mr. Voliva were permitted to use the company aircraft for personal travel, subject to a requirement that they reimburse us for all aggregate incremental costs associated with their personal use, including fuel costs, landing fees, catering charges, pilot overnight expenses and other similar charges incurred by us. In addition, we permit a named executive officer’s family member to accompany the executive on a flight when the executive is traveling for business. No additional direct operating cost is incurred by us in such situations, but to the extent that Internal Revenue Service guidelines cause us to impute income to the named executive officer for such family member travel, and that travel is not business-related, the associated tax liability is the responsibility of the executive.

In addition, for security reasons as a result of our increased size and value, we reimburse our executive officers up to $9,500 per year for any out-of-pocket expenses related to security training, consulting or technology. During 2018, we also reimbursed monthly club dues for Mr. Damiris, Mr. Voliva and Mr. Stump. The Compensation Committee believes that a club membership assists these named executive officers in performing their responsibilities by providing a means for business entertainment and networking. In addition, we may also reimburse our executive officers for limited entertainment expenses that we deem to serve a business purpose and provide personal benefits to our executive officers in limited circumstances associated with executive team-building and strategy planning events. We also provide reserved parking spaces for our executive officers.

Role of Compensation Committee in Establishing Compensation

The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation to be paid to executive officers, including the named executive officers, and to review the compensation policies and practices for all of our employees to verify that they do not create unreasonable risks for us or our stockholders.

In setting compensation for executive officers, the Compensation Committee considers, among other things, recommendations by its independent compensation consultant and management and the compensation of similarly situated executives in comparable businesses. In addition, the Compensation Committee annually reviews total compensation paid to the named executive officers for the prior year and, with the assistance of management, proposes long-term incentive compensation awards.

Role of Executive Officers in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for the executive officers, including the named executive officers (except with respect to his own compensation). Management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:

•	our financial performance for the current year compared to the preceding year;

•	performance evaluations of the named executive officers (other than for the Chief Executive Officer, who is evaluated by the Compensation Committee); and

•	compensation provided to the named executive officers in previous years.

In addition, the Chief Executive Officer may recommend and provide rationale for discretionary bonuses for other named executive officers to the Compensation Committee. Given the day-to-day familiarity that the Chief Executive Officer has with the work performed by the other named executive officers, the Compensation Committee values his recommendations. However, the Compensation Committee makes all final decisions as to the compensation of the named executive officers.

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Role of Compensation Committee Consultant in Establishing Compensation

Since September 2011, the Compensation Committee had retained Pearl Meyer as its independent compensation consultant to advise the Compensation Committee on matters related to executive and non-management director compensation. The Compensation Committee periodically met independently with Pearl Meyer. In 2017, the Compensation Committee received competitive market data and related observations and advice from Pearl Meyer with respect to the development and structure of our executive compensation program for 2018. As discussed above under “The Board, its Committees and its Compensation—Board Committees—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with Pearl Meyer.

In December 2017, the Compensation Committee engaged Meridian, who replaced Pearl Meyer as the independent compensation consultant to the Compensation Committee, to provide advice relating to executive compensation matters. In 2018, the Compensation Committee received competitive market data and related observations and advice from Meridian with respect to the development and structure of our executive compensation program for 2019, but Meridian did not provide any information or advice to the Compensation Committee with respect to 2018 compensation for the NEOs. As discussed above under “The Board, its Committees and its Compensation—Board Committees—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with Meridian.

Market Review

We regularly compare our executive compensation program with market information regarding salary levels and incentive awards and programs. The purpose of this analysis is to provide a frame of reference in evaluating the reasonableness and competitiveness of our executive compensation as compared to that of companies within the energy industry that are generally comparable in size and scope of operations to us.

Market pay levels for named executive officers are obtained from the SEC filings of the companies in our comparator group. We supplement this data with, and obtain data for our named executive officers from, various sources, including published compensation surveys, which cover our industry sector and labor market. As a component of setting 2018 compensation, in September 2017, the Compensation Committee reviewed a study of compensation paid to our named executive officers prepared by Pearl Meyer. The following companies comprised the 2018 comparator group reviewed by the Compensation Committee:

•	Andeavor

•	Ashland Global Holdings Inc.

•	Devon Energy Corporation

•	Eastman Chemical Company

•	Fluor Corporation

•	Hess Corporation

•	Huntsman Corporation
•	ONEOK, Inc.

•	PBF Energy Inc.

•	Plains All American Pipeline, L.P.

•	PPG Industries Inc.

•	Valero Energy Corporation

•	Williams Companies, Inc.

The 2018 comparator group differs from the 2017 comparator group due to merger activity and change in company size (the 2018 comparator group added Eastman Chemical Company and Valero Energy Corporation, while deleting LyondellBasell Industries N.Y., Occidental Petroleum Corp. and Western Refining Inc.). The 2018 comparator group is different than the 2018 incentive peer group, which is used as a market comparison when determining payouts of certain performance-based incentive awards granted to named executive officers. See “—2018 Executive Compensation Decisions—Annual Incentive Cash Compensation” for a further discussion of the 2018 incentive peer group and the reasons for the differences from the 2018 comparator group.

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2018 Executive Compensation Decisions

The Compensation Committee established 2018 total direct compensation, including base salary, annual incentive cash compensation and long-term equity incentive compensation awards, for our named executive officers at pay levels approximating the middle range of market compensation. The Compensation Committee utilized the market data provided by Pearl Meyer and internal evaluations of the named executive officers to establish total compensation opportunities for the named executive officers that are consistent with this objective.

Based on the 2018 annual review of compensation, the Compensation Committee believes that 2018 compensation for the named executive officers reflects appropriate allocation of compensation between salary, bonuses and equity compensation, with a majority of the compensation being performance-based, at-risk pay in the form of both short-term and long-term incentives.

Base Salary

The Compensation Committee establishes base salaries within a competitive range to provide our named executive officers with compensation consistent with their responsibilities, their experience, their individual performance and our peers. In the fourth quarter of 2017, the Compensation Committee conducted its annual review of base salaries and market survey data for our named executive officers and determined that increases in the base salaries of the named executive officers were warranted based on factors such as our financial performance, market levels of compensation for comparable positions and internal pay equity. The following table sets forth the base salaries for 2017 and 2018 of our named executive officers:

Name and Title	2017 Base Salary	2018 Base Salary(1)		Percentage Change
George J. Damiris Chief Executive Officer and President	$1,100,000	$1,250,000		13.6%
Richard L. Voliva, III Executive Vice President and Chief Financial Officer	$500,000	$650,000	(2)	30.0%
James M. Stump Senior Vice President, Refining	$525,000	$550,000		4.8%
Denise C. McWatters Senior Vice President, General Counsel and Secretary	$500,000	$550,000		10.0%
Thomas G. Creery Senior Vice President, Commercial	$425,000	$500,000	(3)	17.6%

(1)	Represents changes effective January 1, 2018.

(2)	Increase partially due to 2018 being the first full year Mr. Voliva served as Executive Vice President and Chief Financial Officer. He was appointed to the position in March 2017.

(3)	Increase partially due to 2018 being the first full year Mr. Creery served as President of HollyFrontier Refining & Marketing.

Annual Incentive Cash Compensation

In the fourth quarter of 2017, the Compensation Committee approved target award levels as well as all other terms of the annual incentive cash compensation awards granted to our named executive officers for 2018. These awards were subject to our achievement of specified levels of performance with respect to certain financial and environmental, health and safety measures, as well as individual performance measures for certain named executive officers.

36    HollyFrontier Corporation

No changes were made to the annual incentive cash compensation for 2018 as compared to 2017. The following table sets forth the minimum, target and maximum award opportunities (as a percentage of annual base salary) for our named executive officers for 2018, and the portion of each named executive officer’s target award opportunity that is allocated to each performance measure (as percentage of the annual bonus awards and as a percentage of annual base salary).

	Award Opportunities			Allocation Among Performance Measures (as a percentage of the annual bonus award)			Allocation Among Performance Measures (as a percentage of annual base salary)
Name	Minimum	Target	Maximum	Financial Measures	Environmental, Health and Safety	Individual	Financial Measures	Environmental, Health and Safety	Individual
George J. Damiris	50%	150%	300%	80%	20%	—	120.0%	30.0%	—
Richard L. Voliva, III	50%	85%	170%	70%	20%	10%	59.5%	27.0%	8.5%
James M. Stump	50%	75%	150%	70%	20%	10%	52.5%	15.0%	7.5%
Denise C. McWatters	50%	75%	150%	70%	20%	10%	52.5%	15.0%	7.5%
Thomas G. Creery	50%	75%	150%	70%	20%	10%	52.5%	15.0%	7.5%

The financial measures are weighted more heavily than the environmental, health and safety measures in order to incentivize and reward the named executive officers for overall company performance and to promote stockholder value creation. Awards are capped to avoid encouraging an excessive short-term focus, potentially at the expense of long-term performance.

To facilitate timely determination of award payouts, the measurement period for each of the above metrics covers four consecutive quarters starting with the fourth quarter of the preceding year (2017) and ending with the third quarter of the following year (2018).

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Financial Measures. The Compensation Committee allocates the majority of each named executive officer’s bonus opportunity to financial performance in order to align the financial interests of our executive officers with the interests of our stockholders and our Business Improvement Plan. The following equally-weighted criteria are used to determine overall performance under the financial measures metric:

Criteria	What It Means	Why It’s Used
Refinery Reliability	Percentage Lost Profit Opportunity (“LPO”), defined as foregone gross margin that results from operational variance due to factors within the Company’s control, specifically including human and equipment performance, divided by the sum of actual gross margin plus LPO.	Measures the percentage of earnings or margin forgone due to unplanned operational issues.
Equipment Utilization	Actual crude throughput for the performance period divided by the planned crude throughput for the performance period. Planned crude throughput is reflected in the Company’s annual volumetric plan, as updated with monthly optimized plans, which reflect 100% of the actual crude processing for which there is an economic incentive during the given period.	Principal driver of overall profitability.
Operating Expense	Measurement of actual controllable and fixed operating costs versus budgeted amounts; budgeted amounts are subject to revision by the Compensation Committee in its discretion based on changes in the business conditions or configuration of the business (e.g., items such as acquisitions or divestitures, unusual or non-recurring charges and changes in staffing relating to changed strategy approved by the Board will be considered as items for potential adjustment).	Directly aligns with the Company’s cost management strategy.
Return on Capital Employed

Operating income before depreciation and amortization (excluding asset impairments, non-cash asset writedowns and inventory valuation gains or losses) divided by average capital employed during the period, where capital employed means the sum of debt plus shareholders’ equity plus minority interests less cash and marketable securities less intangible assets less goodwill.

Measures both the Company’s income production and capital effectiveness.

38    HollyFrontier Corporation

The return on capital employed metric is compared to the performance of the 2018 incentive peer group, which includes the following:

•	Andeavor

•	CVR Energy Inc.

•	Delek US Holdings, Inc.

•	Marathon Petroleum Corporation
•	PBF Energy Corporation

•	Phillips 66

•	Valero Energy Corporation

The 2018 incentive peer group differs from the 2017 incentive peer group due to merger activity (the 2018 incentive peer group added CVR Energy Inc. and Phillips 66, while deleting Alon USA Energy, Inc. and Western Refining Company). We compare the return on capital employed metric against that of these companies because their collective performance reflects external economic conditions we are facing as a company and as an industry as a whole, and they are also companies with which both management and investment analysts compare our results. The 2018 incentive peer group differs from the 2018 comparator group because the 2018 incentive peer group includes companies that are too large in size or that significantly differ in ownership and management composition from us to be suitable comparisons for determining and establishing competitive pay data for our executives.

The table below sets forth the threshold, target and maximum performance levels for each financial metric and the actual results for the financial metrics in 2018:

Metric	Threshold	Target	Maximum	Actual for 2018	Percent of Target Bonus Achievement
Financial Metrics					87.5%
Refinery Reliability	8%	6%	less than 4%	6.5%
Equipment Utilization	95%	97%	greater than 99%	96.8%
Operating Expense	103%	101%	less than 99.5%	104.9%
Return on Capital Employed (as compared to peer group)	7th	average of 4th and 5th	1st	2nd

In addition, for the financial metrics:

•	If performance results on the refining reliability, equipment utilization or operating expense metric are below the applicable threshold, the executive will not receive a payout on such metric.

•

If performance results on refining reliability, equipment utilization or operating expense metric are between threshold and target or target and maximum, the payout is interpolated between the applicable percentages.

•	Since our performance on the return on capital employed metric is ranked versus the incentive peer group, the payout is:

•	167% if we are ranked second,

•	interpolated between target and 167% if we’re ranked between second and target,

•	interpolated between threshold and target if we’re ranked between seventh and target, and

•	zero if we’re ranked eighth (last).

2019 Proxy Statement    39

Environmental, Health and Safety Measures. The Compensation Committee selected this metric because it reflects one of our key business objectives, drives our overall performance and promotes accountability. Our performance with respect to the following equally-weighted criteria, as compared to our performance for the prior year, is used to determine performance under the environmental, health and safety metric:

Criteria	What It Means	Why It’s Used
Personal Safety	Measured by the OSHA 300 recordable incident rate (for our employees).	Measures our ability to provide safe working conditions for our employees and directly aligns with our Company’s values of health and safety.
Process Safety	Measured by the annual process safety incident rate (using API 754 Tier 1 and Tier 2 incident reporting).	Measures our ability to manage the integrity of our processes and equipment that handle hazardous substances by designing appropriate safety systems into our processes and equipment.
Environmental Events	Measured by the number of “numerical” releases, spills, permit exceedances and violations (normalized for effects of startup of new continuous emission monitors brought online during the performance period).	Measures our ability to minimize environmental impact.

For environmental, health and safety measures, the incident rate or the number of incidents for each component, as applicable, will be compared to the incident rate or the number of incidents, as applicable, in the prior 3-year period and the total percentage change will determine the environmental, health and safety performance. The payout is based 80% on the performance of our US refineries and 20% on the performance of our non-US refineries. The table below sets forth the threshold, target and maximum payout levels for environmental, health and safety measures based on the percentage change in the incident rate or the number of incidents, as applicable, as compared to the prior 3-year period and the actual results for the environmental, health and safety metrics in 2018:

Metric	Threshold	Target	Maximum	Actual for 2018	Bonus Achievement
Environmental, Health and Safety					186.7%
Personal Safety	no change	decrease by 3%	decrease by 10%	US refineries – decrease by 14% Non-US refinery – increase in incidents by 157%
Process Safety	no change	decrease by 3%	decrease by 10%	US refineries – decrease by 18% Non-US refinery – decrease by 75%
Environmental Events	no change	decrease by 3%	decrease by 10%	US refineries – decrease by 12.8% Non-US refinery – decrease by 12.5%

In addition, for the environmental, health and safety metrics:

•	If there is an increase in the incident rates or the number of incidents, as applicable, the payout for such metric is zero.

•

If performance results on any environmental, health and safety metric are between threshold and target or target and maximum, the payout for such metric is interpolated between the applicable percentages.

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Individual Performance Measures. In addition to the metrics mentioned above, a portion of the award for each of the named executive officers (other than Mr. Damiris) was based on the Compensation Committee’s evaluation of the executive officer’s individual performance during the year. The Compensation Committee considers various criteria such as interpersonal effectiveness, business conduct, professional and technical development, leadership and results orientation. The evaluation is discretionary and based on a wide range of considerations which often change over the course of the year. Further, the Compensation Committee may exercise its discretion and increase, decrease or eliminate awards based on individual performance for any named executive officer.

2018 Performance. The following table sets forth the named executive officers’ target bonus as a percentage of base salary and the actual payouts to the named executive officers for 2018 as a percentage of base salary, including payments made based on our achieving 87.5% of the target financial measures and 186.7% of the target environmental, health and safety measures and the bonuses awarded for individual performance.

Name	Target Bonus	Financial Measures	Environmental, Health and Safety	Individual	Percentage of Base Salary Earned	Percentage of Target Bonus Earned
George J. Damiris	150%	105.0%	56.0%	—	161.0%	107.3%
Richard L. Voliva, III	85%	52.1%	31.7%	12.8%	96.6%	113.6%
James M. Stump	75%	45.9%	28.0%	7.5%	81.4%	108.6%
Denise C. McWatters	75%	45.9%	28.0%	11.3%	85.2%	113.6%
Thomas G. Creery	75%	45.9%	28.0%	11.3%	85.2%	113.6%

In addition, for 2018, we awarded special cash performance bonuses to each of the following named executive officers in recognition of their extraordinary efforts and contributions to us in 2018, including with respect to closing the acquisition of, and integrating, Red Giant Oil Company LLC and entering into a definitive agreement for the acquisition of Sonneborn, in the following amounts: Mr. Damiris ($122,375), Mr. Voliva ($22,415), Mr. Stump ($2,066), Ms. McWatters ($6,441) and Mr. Creery ($9,038).

Long-Term Equity Incentive Compensation. Prior to November 2017, including for equity awards intended to cover the 2017 calendar year, our long-term equity incentive program consisted of annual grants of restricted stock and performance share unit awards for our named executive officers. Beginning in November 2017 with our equity grants that are intended to cover the 2018 calendar year, our annual grants for our named executive officers consist of restricted stock units and performance share unit awards. The long-term incentive awards were allocated between award types as reflected below:

Long-Term Incentive 50% 50% Restricted Stock/ Restricted Stock Units Performance Share Units 50% 50% Return on Capital Employed Total Shareholder Return

Annual grants of long-term equity incentive awards are generally made in the fourth quarter of the preceding year, rather than in the first quarter of the year to which the award relates, in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our named executive officers and, with respect to performance share unit awards, to align the timing of the grant with the quarter in which the performance period commences. Pursuant to SEC rules, the long-term equity incentive awards granted in November 2017 for the 2018 fiscal year are disclosed as 2017 compensation in the Summary Compensation Table and are not included in the 2018 Grants of Plan-Based Awards table included in this proxy statement; however, because these awards relate to the 2018 fiscal year, they are described in greater detail below. The long-term equity incentive awards granted in November 2018 for the 2019 fiscal year are discussed below under “—2019 Executive Compensation Decisions.”

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Annual grants of long-term equity incentive awards are initially approved by the Compensation Committee as a dollar amount established according to the pay grade of the named executive officer. The award is then converted into a number of shares by dividing the dollar amount by the closing price of our common stock on the grant date of the award, with half of the shares being granted as restricted stock units (or restricted stock prior to November 2017)    and half of the shares being granted as performance share units. The following table sets forth:

•	the dollar value of the long-term equity incentive award granted for the 2018 fiscal year to each of the named executive officers; and

•	the number of shares of restricted stock units with time-based vesting conditions and performance share units that were awarded for the 2018 fiscal year to each of the named executive officers.

Name	Dollar Value of Long- Term Equity Incentive Award	Number of Restricted Stock Units with Time-Based Vesting	Target Number of Performance Share Units
George J. Damiris	$6,600,000	77,961	77,961
Richard L. Voliva, III	$1,650,000	19,491	19,491
James M. Stump	$1,000,000	11,813	11,813
Denise C. McWatters	$1,000,000	11,813	11,813
Thomas G. Creery	$1,000,000	11,813	11,813

Restricted Stock Unit Awards

The restricted stock unit awards granted in November 2017 for the 2018 fiscal year originally were scheduled to vest in three equal annual installments on December 15, 2018, 2019 and 2020 (or the first business day thereafter if the vesting date falls on a Saturday or Sunday), subject to continued employment. In February 2019, the Compensation Committee determined that all equity awards with a vesting date of December 15 would be changed to December 1 of the applicable year. This vesting date change was deemed to be a minor administrative modification necessitated by our growth, the size of our employee population and the number of existing award holders. Therefore, the remaining two tranches of the November 2017 restricted stock units are now scheduled to vest on December 1, 2019 and 2020 (or the first business day thereafter if the vesting date falls on a Saturday or Sunday), subject to continued employment. Each named executive officer has the right to receive dividends and other distributions paid with respect to such restricted stock units, and these dividend and other distributions are paid at approximately the same time as dividends are received by our common stockholders.

Performance Share Unit Awards

The Compensation Committee determined that performance metrics for the November 2017 grants would consist of return on capital employed and total shareholder return during the performance period as measured against that of the 2018 incentive peer group. See “—2018 Executive Compensation Decisions—Annual Incentive Cash Compensation” for a discussion of the 2018 incentive peer group.

The performance period for these performance share unit awards runs from October 1, 2017 through September 30, 2020. Each named executive officer has the right to receive dividend equivalents and other distributions with respect to such performance share units based on the target level of payout, and these dividend equivalents are paid at approximately the same time as dividends are received by our common stockholders.

For the performance share unit awards granted in November 2017 for the 2018 fiscal year:

•

“return on capital employed,” which determines 50% of the shares earned at the end of the performance period, is defined as operating income before depreciation and amortization, divided by the sum of shareholders’ equity, plus minority interest, plus debt, less goodwill and intangible assets, less cash and marketable securities (excludes gains or losses attributable to first-in, first-out inventory valuation (including lower of cost or market adjustments), asset impairment expenses (tangible or intangible)) and non-cash asset writedowns. The Compensation Committee believes return on capital employed is an appropriate metric because it (i) holds management accountable for the

42    HollyFrontier Corporation

efficient use of the Company’s capital and (ii) provides a useful means of comparing the Company’s operating performance relative to the operating performance of our incentive peer group. This metric differs from the return on capital employed metric used for our annual incentive cash compensation since this metric looks at return on capital employed over a three-year period whereas the return on capital employed metric used for our annual incentive cash compensation looks at a one-year period.

•

“total shareholder return,” which determines 50% of the shares earned at the end of the performance period, is defined as (i) the appreciation in our stock price during the performance period (in dollars) plus cumulative dividends paid during the performance period plus any additional value or compensation received by shareholders such as stock received from spinoffs, divided by (ii) the closing price of our stock on the first business day of the performance period. The Compensation Committee believes total shareholder return is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders, and (ii) provides a useful means of comparing Company overall performance relative to the overall performance of our incentive peer group.

The actual number of performance share units earned at the end of the performance period will be equal to (a) the target number of performance share units granted multiplied by (b) our average performance unit payout with respect to the performance metrics. The average performance unit payout is determined by adding our performance unit payout percentage with respect to each performance metric and dividing the sum by two.

For the return on capital employed metric and the total shareholder return metric, an ordinal ranking of our return on capital employed versus the return on capital employed of each entity in our incentive peer group and our total shareholder return versus the total shareholder return of each entity in our incentive peer group, respectively, will be calculated at the end of the performance period and payout is determined in accordance with the following table:

Ranking of the Company within Peer Group	Performance Unit Payout
First	Maximum (200% of Target)
Second	167% of Target
Between Second and Target	Interpolate between 100% and 167%
Average of Fourth and Fifth	Target (100%)
Between Seventh and Target	Interpolate between 50% and 100%
Seventh	50% of Target (Minimum)
Eighth (last)	Zero

Andeavor ceased to be a public company prior to the end of the performance period. As a result, the above table was adjusted by the Compensation Committee, as permitted by the award agreements governing the performance share units, to reflect the change in the number of companies in the incentive peer group as follows:

Ranking of the Company within Peer Group	Performance Unit Payout
First	Maximum (200% of Target)
Second	167% of Target
Third	Interpolate between Target and Maximum
Fourth	Target (100%)
Fifth	Interpolate between Minimum and Target
Sixth	50% of Target (Minimum)
Seventh (last)	Zero

The named executive officer must be employed by us on December 1, 2020 (or the first business day thereafter if such date falls on a Saturday or Sunday) to receive payment of the earned performance share unit awards, except as described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” Earned performance share unit awards will be paid in the form of fully vested shares of our common stock.

2019 Proxy Statement    43

Stock Ownership Policy

Our Board, the Compensation Committee and our executive officers recognize that ownership of our common stock is an effective means by which to align the interests of our directors and officers with those of our stockholders. The terms of the stock ownership policy for our executive officers are summarized below.

Under the stock ownership policy, our executive officers are required to hold shares of our common stock as follows:

9x base salary The value of shares held by Mr. Damiris as of March 6, 2019.

CEO 6x base salary CFO 3x base salary SVPs 2x base salary

Our executive officers are required to meet the applicable requirements within five years of employment or promotion.

Executive officers are required to continuously own sufficient shares to meet the stock ownership requirements once attained. Until the executive officers attain compliance with the stock ownership policy, the executive officers will be required to hold 50% of the shares of common stock received from any equity award, net of any shares used to pay tax withholdings. If an executive officer attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the executive officer will be deemed in compliance provided that the executive officer retains the shares then held.

As of December 31, 2018, all of our named executive officers were in compliance with the stock ownership policy.

Anti-Hedging and Anti-Pledging Policy

All of our employees, including our named executive officers, are subject to our Insider Trading Policy, which, among other things, prohibits employees from entering into short sales or hedging or pledging shares of our common stock.

Recoupment of Compensation

In September 2018, the Board adopted a formal clawback policy to allow the Board to recover bonus and other incentive and equity based compensation (the “Incentive Compensation”) awarded to Board-appointed officers of the Company and our subsidiaries upon the occurrence of a material restatement of our financial results during the prior 24-month period (other than due to a change in accounting policy or applicable law). In the event of such material restatement, if the Incentive Compensation would have been lower had it been calculated based on such restated results, the Compensation Committee may (as determined in its sole discretion and to the extent permitted by governing law and as appropriate under the circumstances) seek to recover for our benefit all or a portion of such Incentive Compensation awarded to any covered employee who is then currently employed by us. In determining whether to seek recovery, the Compensation Committee may take into account any considerations as it deems appropriate, including whether the error was caused by intentional misconduct or fraud. The amount of any recovery and the source of such recovery (whether from unvested equity compensation or future compensation payable to the covered employee) will be determined in the sole discretion of the Compensation Committee.

Further, our change in control severance agreements with our named executive officers include language providing that amounts paid or payable pursuant to such agreements may be forfeited and/or recouped to the extent required by applicable law or any clawback policy that we adopt.

In addition, the agreements for awards under our long-term equity incentive program provide that the award, including amounts paid or realized with respect to the award, may be subject to reduction, cancelation, forfeiture or recoupment to the extent required by applicable law or any clawback policy that we adopt.

Impact of Regulatory Compliance

In designing and implementing programs applicable to executives, the Compensation Committee considers the anticipated tax treatment to us and our executive officers of various payments and benefits, and the effects of applicable provisions of the Code, including Section 280G.

44    HollyFrontier Corporation

Section 280G of the Code prohibits the deduction of any “excess parachute payment.” Benefits payable under the change in control severance agreements entered into with certain of our executives, including all of our named executive officers, as well as accelerated vesting under restricted stock and performance share unit awards could result in “excess parachute payments” that are not deductible by us. For more information regarding amounts payable and benefits available upon the occurrence of a change in control, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” None of the change in control severance agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Code.

In December 2017, Section 162(m) of the Code was modified by the Tax Cuts and Jobs Act to delete the exception that limited the deductibility by a company of compensation in excess of $1,000,000 paid to certain executive officers for performance-based compensation. As a result, decisions relating to 2018 compensation and performance awards were not impacted by Section 162(m) considerations, and we did not materially alter our performance based arrangements in response to the modification of Section 162(m).

2019 Executive Compensation Decisions

Long-Term Equity Incentive Compensation for Named Executive Officers

In November 2018, the Compensation Committee approved grants of restricted stock units with time-based vesting conditions and performance share units to our named executive officers for the 2019 fiscal year.

Pursuant to SEC rules, the long-term equity incentive awards granted in November 2018 for the 2019 fiscal year are disclosed as 2018 compensation in the Summary Compensation Table and are reported in the 2018 Grants of Plan-Based Awards table included in this proxy statement. These awards are described in greater detail below.

The following table sets forth:

•	the dollar value of the long-term equity incentive award granted for the 2019 fiscal year to each of the named executive officers; and

•	the number of restricted stock units with time-based vesting conditions and performance share units that were awarded for the 2019 fiscal year to each of the named executive officers.

Name	Dollar Value of Long- Term Equity Incentive Award	Number of Restricted Stock Units with Time-Based Vesting	Target Number of Performance Share Units
George J. Damiris	$7,000,000	53,436	53,436
Richard L. Voliva, III	$1,700,000	12,978	12,978
James M. Stump	$1,000,000	7,635	7,635
Denise C. McWatters	$1,000,000	7,635	7,635
Thomas G. Creery	$1,000,000	7,635	7,635

Restricted Stock Unit Awards

In November 2018, the Compensation Committee approved grants of restricted stock units with time-based vesting conditions to our named executive officers for the 2019 fiscal year. The number of restricted stock units awarded to our named executive officers who received restricted stock unit awards was determined in the same manner as previously described for the restricted stock awards granted in November 2017 for the 2018 fiscal year. The restricted stock units with time-based vesting awarded in November 2018 for the 2019 fiscal year to each of the named executive officers were originally scheduled to vest in three equal installments on December 15 of 2019, 2020 and 2021 (or the first business day thereafter if December 15 falls on a Saturday or Sunday), subject to continued employment. As described above, following the grant date, those vesting dates have been changed to December 1 of each applicable year (or the first business day thereafter if the vesting date falls on a Saturday or Sunday).

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Each named executive officer has the right to receive dividend equivalents and other distributions paid with respect to such restricted stock units, and these dividend equivalents are paid at approximately the same time as dividends are received by our common stockholders.

Performance Share Unit Awards

In November 2018, the Compensation Committee granted performance share unit awards to our named executive officers for the 2019 fiscal year. Each named executive officer who received performance share unit awards was granted a target number of performance share units, which was determined in the same manner as previously described for the performance share unit awards granted in November 2017 for the 2018 fiscal year.

The Compensation Committee determined that performance metrics for the November 2018 grants would consist of return on capital employed and total shareholder return during the performance period as measured against that of the 2019 incentive peer group. The 2019 incentive peer group consists of:

• CVR Energy Inc.	• PBF Energy Corporation

• Delek US Holdings, Inc.	• Phillips 66

• Marathon Petroleum Corporation	• Valero Energy Corporation

The performance period for these performance share unit awards runs from October 1, 2018 through September 30, 2021. Each named executive officer has the right to receive dividend equivalents and other distributions with respect to such performance share units based on the target level of payout, and these dividend equivalents are paid at approximately the same time as dividends are received by our common stockholders.

For the performance share unit awards granted in November 2018 for the 2019 fiscal year, “return on capital employed” and “total shareholder return” are calculated in the same manner as they are calculated for the performance share units granted in November 2017 for the 2018 fiscal year.

The actual number of performance share units earned at the end of the performance period will be determined in the same manner as the performance share unit awards granted in November 2017 for the 2018 fiscal year.

For the return on capital employed metric and the total shareholder return metric, a percentile ranking of our return on capital employed versus the return on capital employed of each entity in our incentive peer group and our total shareholder return versus the total shareholder return of each entity in our incentive peer group, respectively, will be calculated at the end of the performance period and payout is determined in accordance with the following table:

Ranking of the Company within Peer Group	Performance Unit Payout
90th Percentile or Better	Maximum (200% of Target)
Less than 90th Percentile but Better than 50th Percentile	Interpolate between 100% and 200%
50th Percentile	Target (100%)
Less than 50th Percentile but Better than 25th Percentile	Interpolate between 25% and 100%
25th Percentile	25% of Target (Minimum)
Less than 25th Percentile	Zero

The named executive officer must be employed by us on December 1, 2021 (or the first business day thereafter if such date falls on a Saturday or Sunday) to receive payment of the earned performance share unit awards, except as described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” Earned performance share unit awards will be paid in the form of fully vested shares of our common stock.

46    HollyFrontier Corporation

Compensation Committee Report

The Compensation Committee of the HollyFrontier Corporation Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Douglas Y. Bech	Anna C. Catalano	Leldon E. Echols
Chairman

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Executive Compensation

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
George J. Damiris Chief Executive Officer and President	2018	$1,250,000	$122,375	$7,582,876	$2,012,625	$382,492	$11,350,368
	2017	1,100,000	126,290	7,042,390	1,348,710	289,761	9,907,151
	2016	1,100,000	79,000	6,141,019	1,421,134	302,587	9,043,740
Richard L. Voliva, III Executive Vice President and Chief Financial Officer	2018	$650,000	$105,290	$1,841,653	$ 544,710	$129,423	$3,271,076
	2017	468,750	88,943	2,170,225	311,058	77,613	3,116,588

James M. Stump Senior Vice President, Refining	2018	$550,000	$43,316	$1,083,450	$ 406,684	$140,944	$2,224,394
	2017	525,000	61,814	1,067,095	288,186	123,675	2,065,770
	2016	510,000	55,150	921,160	295,168	120,292	1,901,770
Denise C. McWatters Senior Vice President, General Counsel and Secretary	2018	$550,000	$68,316	$1,083,450	$ 406,684	$115,097	$2,223,547
	2017	500,000	75,538	1,067,095	274,463	95,796	2,012,891
	2016	470,000	127,825	921,160	272,017	86,862	1,877,864
Thomas G. Creery	2018	$500,000	$65,288	$1,083,450	$ 369,713	$104,864	$2,123,315
Senior Vice President, Commercial	2017	425,000	116,707	1,067,095	233,293	87,272	1,929,367

(1)

Represents the discretionary bonus amount, if any, paid pursuant to the individual performance metric under our annual incentive cash compensation program. Other payments made pursuant to the annual incentive cash compensation program are included in the “Non-Equity Incentive Plan Compensation” column. In addition to amounts (if any) paid pursuant to the attainment of individual performance metrics under our annual incentive cash compensation program, for 2018, the bonus amount includes the special cash performance bonus paid to Mr. Damiris ($122,375), Mr. Voliva ($22,415), Mr. Stump ($2,066), Ms. McWatters ($6,441) and Mr. Creery ($9,038) in recognition of individual contributions to our performance in 2018.

(2)

Represents the aggregate grant date fair value of awards of restricted stock, restricted stock units and performance share units made in the year indicated, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, excluding the effects of estimated forfeitures and does not reflect the actual value that may be ultimately realized by the executive. See Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

Long-term equity incentive awards granted in November 2016 for the 2017 fiscal year are reported in the “Stock Awards” column of the Summary Compensation Table for 2016; long-term equity incentive awards granted in November 2017 (and March 2017, in the case of Mr. Voliva) for the 2018 fiscal year are reported in the “Stock Awards” column of the Summary Compensation Table for 2017; and long-term equity incentive awards granted in November 2018 for the 2019 fiscal year are reported in the “Stock Awards” column of the Summary Compensation Table for 2018, in each case, in accordance with SEC rules.

The performance share units awarded in November 2018 are subject to a “market condition” (the total shareholder return (“TSR”) performance metric) and a “performance condition” (the return on capital employed (“ROCE”) performance metric). For purposes of determining the grant date fair value of the performance share units granted in November 2018, in accordance with SEC rules and FASB ASC Topic 718, we have assumed an aggregate settlement of 116.65% which includes a

48    HollyFrontier Corporation

settlement of 66.65% of the TSR portion of the award and 50.0% of the ROCE portion of the award. The maximum payout of the aggregate awards, however, could be up to 200%. If the ROCE portion of the award was settled at the maximum payout level of 200% (resulting in settlement of the aggregate award in an amount equal to 166.65%), the grant date fair value of the performance share unit awards would be as follows: Mr. Damiris, $5,832,847; Mr. Voliva, $1,416,623; Mr. Stump, $833,404; Ms. McWatters, $833,404; and Mr. Creery, $833,404.

For additional information regarding the awards granted in 2018, see “Compensation Discussion and Analysis—2019 Executive Compensation Decisions,” “2018 Grants of Plan-Based Awards,” and “Outstanding Equity Awards at Fiscal Year End.”

(3)

For 2018, represents awards made pursuant to the annual incentive cash compensation program with respect to the financial measures and environmental, health and safety measures. Amounts paid pursuant to the individual performance component of the annual incentive cash compensation program are included in the “Bonus” column. The 2018 awards are described in more detail in “Compensation Discussion and Analysis—2018 Executive Compensation Decisions—Annual Incentive Cash Compensation.”

(4)	For 2018, includes compensation as described under “All Other Compensation” below.

All Other Compensation

The table below describes the components of compensation for 2018 included in the “All Other Compensation” column in the Summary Compensation Table above.

Name(1)	401(k) Plan Retirement Contributions	401(k) Plan Company Matching Contributions	NQDC Plan Retirement Contributions	NQDC Plan Company Matching Contributions	Tax Reimbursements(2)	Total
George J. Damiris	$14,438	$16,500	$162,972	$186,254	$2,328	$382,492
Richard L. Voliva, III	$11,000	$16,500	$ 40,769	$ 61,154	—	$129,423
James M. Stump	$20,000	$16,500	$ 59,923	$ 43,442	$1,079	$140,944
Denise C. McWatters	$14,438	$16,500	$ 39,274	$ 44,885	—	$115,097
Thomas G. Creery	$14,438	$16,500	$ 34,499	$ 39,427	—	$104,864

(1)

The value of the perquisites provided to our named executive officers in 2018 did not exceed $10,000 in the aggregate, and therefore, in accordance with SEC rules, are not included in the table above or described in this footnote.

(2)

For Mr. Damiris and Mr. Stump, represents tax payments made on the executive’s behalf with respect to imputed income for family travel on our aircraft when the executive was traveling for business purposes and the family travel was business related.

2018 Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our named executive officers under our equity and non-equity incentive plans during 2018. Certain equity awards reported below were granted in November 2018 for the 2019 fiscal year and are reported in this table as 2018 compensation in accordance with SEC rules. These awards are described in greater detail above under “Compensation Discussion and Analysis—2019 Executive Compensation Decisions.” Annual equity awards are generally made once each year in the fourth quarter of the year preceding the year to which the annual awards relate in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our executive officers. In accordance with SEC rules, the equity awards granted in November 2017 for the 2018 fiscal year were previously reported as 2017 compensation in the Grants of Plan-Based Awards table contained in our proxy statement filed with the SEC on March 22, 2018.

In this table, awards are abbreviated as “AICP” for awards under the annual incentive cash compensation program (other than with respect to the discretionary individual performance portion of the awards, which are reported in the “Bonus” column of the Summary Compensation Table above and are not included below), as “RSU” for restricted stock unit awards and “PUA” for performance share unit awards. The restricted stock unit awards and performance

2019 Proxy Statement    49

share units granted to our named executive officers were granted under our Long-Term Incentive Compensation Plan (the “LTIP”).

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Type	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)

George J. Damiris	AICP		$937,500	$1,875,000	$3,750,000
	RSU	11/06/18							53,436	$3,500,058
	PUA	11/06/18				26,718	53,436	106,872		$4,082,818
Richard L. Voliva, III	AICP		$248,625	$497,250	$994,500
	RSU	11/06/18							12,978	$850,059
	PUA	11/06/18				6,489	12,978	25,956		$991,594
James M. Stump	AICP		$185,625	$371,250	$742,500
	RSU	11/06/18							7,635	$500,093
	PUA	11/06/18				3,818	7,635	15,270		$583,358
Denise C. McWatters	AICP		$185,625	$371,250	$742,500
	RSU	11/06/18							7,635	$500,093
	PUA	11/06/18				3,818	7,635	15,270		$583,358
Thomas G. Creery	AICP		$168,750	$337,500	$675,000
	RSU	11/06/18							7,635	$500,093
	PUA	11/06/18				3,818	7,635	15,270		$583,358

(1)

Represents the potential payouts for awards granted under our annual incentive cash compensation program, which were subject to achieving certain performance targets with respect to financial measures and environmental, health and safety measures. Amounts reported (a) in the “Threshold” column reflect 50% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) under the annual incentive cash compensation program, which, in accordance with SEC rules, is the minimum amount payable for a certain level of performance under the award, (b) in the “Target” column reflect 100% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) under the annual incentive cash compensation program, which is the target amount payable under the award, and (c) in the “Maximum” column reflect 200% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) under the annual incentive cash compensation program, which is the maximum amount payable under the award. If less than minimum levels of performance, as described in the “Threshold” column, are attained with respect to the financial measures and environmental, health and safety measures under the annual incentive cash compensation program, then 0% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) will be earned.

The performance targets and target awards are described under “Compensation Discussion and Analysis—2018 Executive Compensation Decisions—Annual Incentive Cash Compensation.” Amounts reported do not include amounts potentially payable with respect to the discretionary individual performance portion of the awards for the named executive officers. The amount actually paid with respect to the individual performance portion of the award is reported in the “Bonus” column of the Summary Compensation Table for 2018, and the amount actually paid with respect to the awards reported in this table is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2018.

(2)

Represents the potential number of performance share units payable under the LTIP. Amounts reported (a) in the “Threshold” column reflect 50% of the target number of performance share units awarded to each named executive officer, which, in accordance with SEC rules, is the minimum amount payable for a certain level of performance under the performance share unit awards, (b) in the “Target” column reflect 100% of the target number of performance share units awarded to each named executive officer, which is the target amount payable under the performance share unit awards, and (c) in the “Maximum” column reflect 200% of the target number of performance share units awarded to each named executive officer, which is the maximum amount payable under the performance share unit awards. If less than minimum levels of performance, as described in the “Threshold” column, are attained with respect to the return on capital employed and total shareholder return performance metrics applicable to the performance unit awards, then 0% of the target number of performance share units awarded will be earned.

50    HollyFrontier Corporation

The number of shares actually delivered at the end of the performance period may vary from the target number of performance share units, based on our achievement of the specific performance measures. Performance targets and target awards for the awards reported above are described under “Compensation Discussion and Analysis—2019 Executive Compensation Decisions—Long-Term Equity Incentive Compensation.”

(3)

Represents shares of restricted stock units subject to time-based vesting conditions granted under the LTIP. The terms of these grants are described under “Compensation Discussion and Analysis—2019 Executive Compensation Decisions—Long-Term Equity Incentive Compensation.”

(4)

Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. The closing price of our common stock on November 6, 2018 was $65.50. With respect to the performance share units, amounts reflect an aggregate probable settlement percentage of 116.65% for the performance share units granted on November 6, 2018. See note 2 to the Summary Compensation Table for additional information regarding the aggregate probable settlement percentage calculation.

Outstanding Equity Awards at Fiscal Year End

The following table provides the number and value of outstanding equity awards held by our named executive officers as of December 31, 2018, including awards that were granted prior to 2018. The value of these awards was calculated based on a price of $51.12 per share, the closing price of our common stock on December 31, 2018.

The number and value of performance share units reported is based on the number of shares payable at the end of the performance period assuming the target level of performance is achieved. In this table, awards are abbreviated as “RSA” for restricted stock awards, “RSU” for restricted stock unit awards and “PUA” for performance share unit awards. The provisions applicable to these awards upon certain terminations of employment and/or a change in control are described below in the section titled “Potential Payments upon Termination or Change in Control.”

Name	Award Type	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested
George J. Damiris	RSA	44,053	$2,251,989
	RSU	105,410	$5,338,559
	PUA			263,556	$13,472,983
Richard S. Voliva, III	RSA	7,557	$ 386,314
	RSU	25,972	$1,327,689
	PUA			49,852	$2,548,434
James M. Stump	RSA	6,608	$ 337,801
	RSU	15,510	$ 792,871
	PUA			39,272	$2,007,585
Denise C. McWatters	RSA	6,608	$ 337,801
	RSU	15,510	$ 792,871
	PUA			39,272	$2,007,585
Thomas G. Creery	RSA	6,608	$ 337,801
	RSU	15,510	$ 792,871
	PUA			39,272	$2,007,585

(1)	Includes the following restricted stock awards granted by us:

•

in November 2016 to Mr. Damiris (132,159), Mr. Voliva (15,861), Mr. Stump (19,824), Ms. McWatters (19,824) and Mr. Creery (19,824), of which one third vested on December 15, 2017, one third vested on December 15, 2018 and the remaining one third vests on December 1, 2019 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday); and

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•

in March 2017 to Mr. Voliva (6,810), of which one third vested on December 15, 2017, one third vested on December 15, 2018 and the remaining one third vests on December 1, 2019 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday).

Includes the following restricted stock unit awards granted by us:

•

in November 2017 to Mr. Damiris (77,961), Mr. Voliva (19,491), Mr. Stump (11,813), Ms. McWatters (11,813) and Mr. Creery (11,813), of which one third vested on December 15, 2018, one third vests on December 1, 2019 and the remaining one third vests on December 1, 2020 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday); and

•

in November 2018 to Mr. Damiris (53,436), Mr. Voliva (12,978), Mr. Stump (7,635), Ms. McWatters (7,635) and Mr. Creery (7,635), of which one third vests on December 1, 2019, one third vests on December 1, 2020 and the remaining one third vests on December 1, 2021 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday).

(2)

Includes performance share units awarded as follows (the amounts included in the parentheticals reflect the target number of performance share units subject to each award, and may not be the number of shares that is actually delivered following the end of the applicable performance period):

•

in November 2016 to Mr. Damiris (132,159), Mr. Voliva (10,573), Mr. Stump (19,824), Ms. McWatters (19,824) and Mr. Creery (19,824), with a performance period that ends on September 30, 2019 and a service period that ends on December 1, 2019 (or the first business day thereafter if such date is a Saturday or a Sunday);

•

in March 2017 to Mr. Voliva (6,810), with a performance period that ends on September 30, 2019 and a service period that ends on December 1, 2019 (or the first business day thereafter if such date is a Saturday or a Sunday);

•

in November 2017 to Mr. Damiris (77,961), Mr. Voliva (19,491), Mr. Stump (11,813), Ms. McWatters (11,813) and Mr. Creery (11,813), with a performance period that ends on September 30, 2020 and a service period that ends on December 1, 2020 (or the first business day thereafter if such date is a Saturday or a Sunday); and

•

in November 2018 to Mr. Damiris (53,436), Mr. Voliva (12,978), Mr. Stump (7,635), Ms. McWatters (7,635) and Mr. Creery (7,635), with a performance period that ends on September 30, 2021 and a service period that ends on December 1, 2021 (or the first business day thereafter if such date is a Saturday or a Sunday).

Option Exercises and Stock Vested

The following table provides information about the vesting in 2018 of restricted stock, restricted stock unit and performance share unit awards held by the named executive officers. The Company does not grant options.

The value realized from the vesting of restricted stock, restricted stock units or performance share unit awards is equal to the closing price of our common stock on the vesting date (or, if the vesting date is not a trading day, on the trading day immediately following the vesting date), multiplied by the number of shares acquired on vesting. The value is calculated before payment of any applicable withholding or other income taxes.

	Stock Awards
Name(1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
George J. Damiris	138,218	$7,281,324
Richard L. Voliva, III	18,045	950,611
James M. Stump	19,795	1,042,801
Denise C. McWatters	19,795	1,042,801
Thomas G. Creery	16,602	874,593

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(1)

Includes the following number of shares of common stock (shown in column (b) below) issued to the executive officer following the Compensation Committee’s certification that the applicable standards for the target performance share units granted to the executive officer (shown in column (a) below) had been met (based on a performance percentage of 100%):

Name	Performance Share Units Granted (a)	Number of Shares of Common Stock (b)
George J. Damiris (i)	51,129	51,129
Richard L. Voliva, III (ii)	2,659	2,659
James M. Stump (iii)	6,936	6,936
Denise C. McWatters (iii)	6.936	6.936
Thomas G. Creery (iv)	4,224	4,224

(i)	Includes 19,812 target performance share units granted in November 2015 and 31,317 target performance units granted in December 2015.

(ii)	Granted in June 2016.

(iii)	Granted in November 2015.

(iv)	Includes 2,378 target performance share units granted in November 2015 and 1,866 target performance units granted in January 2016.

Pension Benefits

None of our named executive officers participates in or has ever participated in any plan sponsored or maintained by us that provides for specified retirement payments or benefits, such as a tax-qualified defined benefit plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

In 2018, all of the named executive officers participated in the NQDC Plan. The NQDC Plan is a nonqualified plan (i.e., not tax-qualified under Section 401 of the Code) that functions as a pour-over plan, allowing key employees to defer tax on income in excess of limits under the Code that apply under the 401(k) Plan. For 2018, the annual deferral contribution limit under the 401(k) Plan was $18,500, and the annual compensation limit was $275,000. Deferral elections made by eligible employees under the NQDC Plan apply to the total amount of eligible earnings the eligible employees choose to contribute to both the 401(k) Plan and the NQDC Plan. Once eligible employees reach the limits under the Code on contributions under the 401(k) Plan, contributions automatically begin being contributed to the NQDC Plan. Federal and state income taxes are generally not payable on income deferred under the NQDC Plan until funds are withdrawn.

Eligible executives may make salary deferral contributions between 1% and 50% of their eligible earnings to the NQDC Plan. Eligible earnings include base pay, bonuses and overtime, but exclude extraordinary pay such as severance, accrued vacation, equity compensation, and certain other items. Eligible participants are required to make catch-up contributions to the 401(k) Plan before any contributions are made to the NQDC Plan. For 2018, the catch-up contribution limit was $6,000. Deferral elections are irrevocable for an entire plan year and must be made prior to December 31 immediately preceding the plan year. Elections will carry over to the next plan year unless changed or otherwise revoked.

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Participants in the NQDC Plan are eligible to receive a matching contribution with respect to their elective deferrals made up to 6% of the participant’s eligible earnings for the plan year in excess of the limits under Section 401(k) of the Code. These matching contributions are 100% vested at all times. In addition, participants are eligible for a retirement contribution ranging from 3% to 8% of the participant’s eligible earnings for the plan year in excess of the limits under Section 401(k) of the Code, based on years of service, as follows:

Years of Services	Retirement Contribution (as percentage of eligible compensation)
Less than 5 years	3%
5 to 10 years	4%
10 to 15 years	5.25%
15 to 20 years	6.5%
20 years and over	8%

These retirement contributions are subject to a three-year cliff vesting period, and will become fully vested in the event of the participant’s death or a change in control. Participants may also receive nonqualified nonelective contributions under the NQDC Plan, which contributions may be subject to a vesting schedule determined at the time the contributions are made.

54    HollyFrontier Corporation

Participating employees have full discretion over how their contributions to the NQDC Plan are invested among the offered investment options, and earnings on amounts contributed to the NQDC Plan are calculated in the same manner and at the same rate as earnings on actual investments. We do not subsidize a participant’s earnings under the NQDC Plan. During 2018, the investment options offered under the NQDC Plan were the same as the investment options available to participants in the 401(k) Plan. The following table lists the investment options for the NQDC Plan in 2018 with the annual rate of return for each fund:

Investment Funds	Rate of Return
AllianzGI NFJ Small Cap Value I Fund	-19.03%

American Century Mid-Cap Value I Fund	-12.84%

Fidelity Contrafund	-2.13%

Harbor Capital Appreciation Inst Fund	-1.03%

Hartford SmallCap Growth Y Fund	-12.02%

LargeCap S&P 500 Index Inst Fund	-4.55%

MidCap S&P 400 Index Inst Fund	-11.32%

Oppenheimer Developing Markets Institutional Fund	-11.79%

Oppenheimer International Growth Institutional Fund	-19.22%

PIMCO Total Return Instl Fund	-0.26%

SmallCap S&P 600 Index Inst Fund	-8.74%

T. Rowe Price Retirement 2005 Fund	-3.26%

T. Rowe Price Retirement 2010 Fund	-3.61%

T. Rowe Price Retirement 2015 Fund	-4.17%

T. Rowe Price Retirement 2020 Fund	-4.94%

T. Rowe Price Retirement 2025 Fund	-5.62%

T. Rowe Price Retirement 2030 Fund	-6.28%

T. Rowe Price Retirement 2035 Fund	-6.87%

T. Rowe Price Retirement 2040 Fund	-7.32%

T. Rowe Price Retirement 2045 Fund	-7.57%

T. Rowe Price Retirement 2050 Fund	-7.58%

T. Rowe Price Retirement 2055 Fund	-7.62%

T. Rowe Price Retirement 2060 Fund	-7.57%

Vanguard Equity-Income Adm. Fund	-5.65%

Vanguard Federal Money Market Investor Fund	1.78%

Vanguard Total Bond Market Index Institutional Fund	-0.01%

Vanguard Total International Stock Index Institutional Fund	-14.39%

Victory Munder Mid-Cap Core Growth R6 Fund	-13.47%

Benefits under the NQDC Plan may be distributed upon the earliest to occur of a separation from service (subject to a six month payment delay for certain specified employees under Section 409A of the Code), the participant’s death, a change in control or a specified date selected by the participant in accordance with the terms of the NQDC Plan. Benefits are distributed from the NQDC Plan in the form of a lump sum payment or, in certain circumstances if elected by the participant, in the form of annual installments for up to a five year period.

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Nonqualified Deferred Compensation Table

The following table provides information regarding contributions to, and the year-end balances in, the NQDC Plan for the named executive officers for 2018.

Name	Executive Contributions in 2018(1)	Company Contributions in 2018(2)	Aggregate Earnings in 2018	Aggregate Withdrawals/ Distributions in 2018	Aggregate Balance at December 31, 2018(3)
George J. Damiris	$319,423	$349,226	$(220,281)	—	$4,436,652
Richard L. Voliva, III	$628,615	$101,923	$ (82,818)	—	$1,465,546
James M. Stump	$ 81,404	$103,365	$ (75,478)	—	$ 932,394
Denise C. McWatters	$104,269	$ 84,159	$ (61,407)	—	$ 992,236
Thomas G. Creery	$ 74,712	$ 73,926	$ (33,894)	—	$ 772,722

(1)

The amounts reported were deferred at the election of the named executive officers and are also included in the amounts reported in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2018.

(2)	These amounts are included in the Summary Compensation Table for 2018 in the “All Other Compensation” column for the named executive officers.

(3)

The aggregate balance for each named executive officer reflects the cumulative value, as of December 31, 2018, of the executive and company-provided contributions to the named executive officer’s account in the NQDC Plan, and any earnings on these amounts, since the named executive officer began participating in the NQDC Plan. We previously reported executive and company contributions for each named executive officer in the Summary Compensation Table in the following aggregate amounts:

Name	2018	Years Prior to 2018
George J. Damiris	$668,649	$2,995,979
Richard L. Voliva, III	730,538	464,982
James M. Stump	184,769	580,829
Denise C. McWatters	188,428	543,788
Thomas G. Creery	148,638	116,467

Potential Payments Upon Termination or Change in Control

We have agreements with our executive officers that provide for severance compensation or accelerated vesting in the event of certain terminations of employment, including in connection with a change in control, which are summarized below. None of the agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Code.

Change in Control Severance Agreements

We have entered into change in control severance agreements with each of our named executive officers. The term of these change in control agreements is generally three years from the date the change in control agreement is entered into, but the term of the agreement will be automatically extended for an additional two year period beginning on the second anniversary of the date of the change in control agreement and any anniversary thereafter, unless a cancellation notice is given by us 60 days prior to the applicable expiration date.

Under the change in control agreement, an executive is not entitled to receive payments or other benefits under the agreement unless there is a change in control and the executive’s employment is either terminated by us without cause, by the officer for good reason or as a condition of the transaction constituting the change in control, in each

56    HollyFrontier Corporation

case during the six months preceding the change in control or within two years of the change in control. If the officer is entitled to payments under the change in control agreement, he or she will receive:

•

an amount equal to a multiple (the “severance multiplier”) of (a) the greater of the officer’s base salary on the date of termination or the date immediately prior to the change in control, plus (b) the officer’s annual bonus amount, calculated as the average annual bonus paid to the officer for the prior three years. The severance multiplier is 3.0 for Mr. Damiris and 2.0 for Mr. Voliva, Mr. Stump, Ms. McWatters and Mr. Creery;

•	a cash payment equal to unpaid base salary and expenses and accrued vacation pay;

•

continued participation by the officer and his or her dependents in our medical and dental benefit plans for a period of one year following the later of the date of termination or the date of the change in control; and

•	unless the applicable award agreement provides otherwise, all outstanding equity-based compensation awards shall become immediately vested at target level.

Definitions. The following definitions are used in the change in control severance agreements.

Under the change in control severance agreements, a “change in control” generally occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities or more than 40% of our outstanding common stock;

•	a majority of our Board is replaced during a 12-month period by directors who were not endorsed by a majority of the previous board members;

•

the consummation of a merger, consolidation or recapitalization of us or one of our subsidiaries resulting in our stockholders prior to the merger owning less than 60% of the voting power of the new merged company or a recapitalization where no one owns more than 60% of the voting power; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the change in control severance agreements, “cause” is defined as:

•	the engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential; or

•	the conviction of a felony.

Under the change in control severance agreements, “good reason” is defined as, without the consent of the executive:

•	a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities;

•	a material reduction in the executive’s base compensation;

•

the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities;

•	if applicable, a failure of the executive to be re-elected or appointed as an officer or to the board of directors;

•	a material diminution in the budget or other spending over which the executive has authority; or

•	a material breach of the terms of the change in control severance agreement.

The executive must provide notice to us of the alleged good reason event within 90 days of its occurrence and we have 30 days to cure.

Obligations of the Officer. Payments and benefits under the change in control agreements are conditioned on the execution of a general release of claims by the former officer in favor of us and our related entities and agents. In addition, the change in control agreements contain confidentiality provisions pursuant to which each executive

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agrees not to disclose or otherwise use our confidential information during his or her employment with us and thereafter, as well as non-disparagement and non-solicitation covenants. Violation of these provisions entitles us to complete relief, including injunctive relief, and may result in the executive being terminated for cause (provided the breach constituted willful gross negligence or misconduct on the executive’s part that is not inconsequential). The agreements do not prohibit the waiver of a breach of these covenants.

Long-Term Equity Incentive Awards

Special Involuntary Termination. The outstanding long-term equity incentive awards granted by us under the equity plan vest upon a “special involuntary termination,” which means that, within 60 days prior to or at any time after a change in control:

•	the executive is terminated by us, other than for cause; or

•	the executive resigns within 90 days after an adverse change has occurred.

Under the long-term equity incentive award agreements, a “change in control” generally occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities;

•	a majority of our Board is replaced by directors who were not endorsed by two-thirds of our prior board members;

•

the consummation of a merger or consolidation of us or any of our subsidiaries other than (a) a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction continuing to represent at least 60% of the combined voting power of our voting securities or the voting securities of the surviving entity outstanding immediately after the transaction or (b) a merger or consolidation effected to implement a recapitalization of us in which no person or group becomes the beneficial owner of our securities representing more than 40% of the combined voting power of our then outstanding securities; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the long-term equity incentive award agreements, “cause” is defined as:

•	an act of dishonesty constituting a felony or serious misdemeanor and resulting (or intended to result) in personal gain or enrichment to the recipient at our expense;

•	gross or willful and wanton negligence in the performance of the recipient’s material duties; or

•	conviction of a felony involving moral turpitude.

Under the long-term equity incentive award agreements, an “adverse change” means, without the consent of the recipient:

•	a material change in the geographic location at which the recipient is required to work regularly;

•	a substantial increase in travel requirements of employment;

•	a material reduction in the duties performed by the recipient; or

•	a material reduction in the recipient’s base compensation (other than bonuses and other forms of discretionary compensation, or a general reduction applicable generally to executives).

Performance Share Units upon Termination. In the event of a voluntary separation or termination for cause, the recipient will forfeit any outstanding performance share units.

In the event of death, disability or termination by us other than for cause, each such termination not in connection with a change in control, the recipient becomes vested in a number of performance share units equal to the percentage of time the recipient was employed during the vesting period multiplied by the number of performance share units otherwise earned at the end of the applicable performance period. If the recipient dies or is disabled, the Compensation Committee, in its sole discretion, may determine the performance percentage in an amount up to 200%.

58    HollyFrontier Corporation

In the event of a special involuntary termination, and for the performance share units granted in November 2017, retirement before the end of the performance period, the recipient remains eligible to receive normal payment of the performance share units at the normal vesting date based upon our actual achievement of the performance measure. Under the performance share units granted in November 2018, if the recipient retires before the end of the performance period, the recipient vests in the target number of performance share units awarded. “Retirement” for purposes of the performance share units issued in November 2017 and November 2018 means termination of employment other than for cause on or after the date on which the recipient has achieved ten years of continuous service with the Company and is age 60.

Restricted Stock upon Termination. In the event of a retirement, voluntary separation or termination by the Company with or without cause, the recipient will forfeit the unvested portion of the restricted stock award.

In the event of death or disability, the recipient becomes vested in a number of shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock.

In the event of a special involuntary termination before the full vesting of restricted stock awards, all restrictions lapse and the shares become fully vested and delivered to the recipient as soon as practicable thereafter.

Restricted Stock Units upon Termination. In the event of a voluntary separation or termination by the Company with or without cause, the recipient will forfeit the unvested portion of the restricted stock award.

In the event of death or disability, the recipient becomes vested in a number of shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock.

In the event of a special involuntary termination or retirement before the full vesting of restricted stock awards, all restrictions lapse and the shares become fully vested and delivered to the recipient as soon as practicable thereafter. Retirement for purposes of the restricted stock units is defined in the same manner as for the performance share units granted in November 2017 and November 2018.

The long-term equity incentive awards granted in 2018 were granted to our named executive officers with certain restrictive covenants that generally mirror the release requirements and confidentiality restrictions found in our change in control agreements described above. The awards were also granted with non-solicitation provisions that generally prevent the named executive officers from soliciting any employee or service provider of us or our affiliates for one year following a termination of employment.

Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each named executive officer assuming his or her employment terminated on December 31, 2018, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2018, which was $51.12. In addition, the following table summarizes the compensation that would become payable to the named executive officers assuming that a change in control occurred on December 31, 2018.

In reviewing these tables, please note the following:

•

Accrued vacation for a specific year is not allowed to be carried over to a subsequent year, so we assumed all accrued vacation for the 2018 fiscal year was taken prior to December 31, 2018. Because we accrue vacation in any given year for the following year, amounts reported as “Cash Severance” include accrued vacation amounts accrued in 2018 for the 2019 fiscal year.

•

The row entitled “Performance Units” reports amounts payable with respect to outstanding performance share unit awards issued by us. For amounts payable to the named executive officers with respect to performance share

2019 Proxy Statement    59

unit awards, we assumed the performance share units would settle at 100%. The number of units paid at the end of the performance period may vary from the amounts reflected in the following tables, based on our actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis—2018 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Performance Share Unit Awards,” “Compensation Discussion and Analysis—2019 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Performance Share Unit Awards,” “Executive Compensation—2018 Grants of Plan-Based Awards” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

•

For the amounts shown in the row entitled “Restricted Stock” and “Restricted Stock Units” under the column entitled “Death or Disability,” we have reflected accelerated vesting based on the length of employment during the vesting period for each award.

•

Only Mr. Creery was eligible for retirement as of December 31, 2018. We have therefore not addressed amounts due upon retirement for any other named executive officers. Assuming that Mr. Creery had retired on December 31, 2018, his retirement benefits would have consisted of accelerated vesting of restricted stock units valued at $792,871, and accelerated vesting of performance share units valued at $2,007,585. We assumed that Mr. Creery’s performance share units would settle at 100%, therefore the number of units paid upon a retirement scenario could vary from that level.

•

The amounts shown in the row entitled “Medical and Dental Benefits” represent amounts equal to the monthly premium payable pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for medical and dental premiums, multiplied by 12 months for each of the named executive officers.

60    HollyFrontier Corporation

•

No amounts potentially payable pursuant to the NQDC Plan are included in the table below since neither the form nor amount of any such benefits would be enhanced or vesting or other provisions accelerated in connection with any of the triggering events disclosed below. Please refer to the section titled “—Nonqualified Deferred Compensation” for additional information regarding these benefits.

Benefits and Payments	Change in Control and Involuntary Termination Without Cause or Voluntary Departure for Good Reason or a Special Involuntary Termination ($)	Without Cause ($)	Death or Disability ($)
George J. Damiris

Cash Severance	8,171,257	—	—

Performance Units	2,251,989	6,363,715	$6,363,715

Restricted Stock	5,388,559	—	$ 231,852

Restricted Stock Units	13,472,983	—	$ 294,964

Medical and Dental Benefits	18,153	—	—

Total	$29,302,941	$6,363,715	$6,890,531

Richard L. Voliva, III

Cash Severance	$2,352,393	—	—

Performance Units	2,548,343	$784,905	$ 784,905

Restricted Stock	386,314	—	$ 143,288

Restricted Stock Units	1,327,689	—	$ 72,785

Medical and Dental Benefits	—	—	—

Total	$6,614,830	$784,905	$1,000,978

James M. Stump

Cash Severance	$ 1,984,437	—	—

Performance Units	2,007,585	$955,884	$ 955,884

Restricted Stock	337,801	—	$ 34,778

Restricted Stock Units	792,871	—	$ 70,544

Medical and Dental Benefits	22,587	—	—

Total	$5,145,281	$955,884	$1,061,206

Denise C. McWatters

Cash Severance	$1,943,407	—	—

Performance Units	2,007,585	$955,884	$ 955,884

Restricted Stock	337,801	—	$ 34,778	]

Restricted Stock Units	792,871	—	$ 70,544

Medical and Dental Benefits	16,377	—	—

Total	$5,098,041	$955,884	$1,061,206

Thomas G. Creery

Cash Severance	$ 1,755,145	—	—

Performance Units	2,007,585	$955,884	$ 955,884

Restricted Stock Units	337,801	—	$ 34,778

Restricted Stock Units	792,871	—	$ 70,544

Medical and Dental Benefits	18,153	—	—

Total	$4,911,555	$955,884	$1,061,206

2019 Proxy Statement    61

Compensation Practices and Risk Management

Certain members of our management are responsible for annually reviewing the relationship between our risk assessment guidelines and our compensation programs. In addition, certain members of our management and the Compensation Committee annually review the features and characteristics of our compensation programs, including particular areas that could encourage employees to take excessive risk or focus on short-term results at the expense of long-term value creation, to confirm that our compensation programs do not encourage excessive and unnecessary risk taking. As a part of this review, the Compensation Committee and certain members of management review salaries, annual incentive bonus awards, including the targets established for the annual incentive bonus awards, and long-term equity incentive awards, including the performance measures used for a portion of the long-term equity incentive awards, at all levels of the Company.

Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. In addition, we explicitly include Company safety and environmental performance in determining potential payouts under our annual incentive cash plan for our senior executives.

While annual cash-based incentive bonus awards play an appropriate role in the executive compensation program, the Compensation Committee believes that payment determined based on an evaluation of our performance on a variety of measures, including our performance compared to our industry peers, mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, performance goals reflect our past performance and market conditions affecting our industry.

An appropriate part of total compensation is fixed for the named executive officers, while another portion is variable and linked to performance. A portion of the variable compensation we provide is comprised of long-term incentives. A portion of the long-term incentives we provide is in the form of restricted stock and/or restricted stock units subject to time-based vesting conditions, which retain value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance share unit awards, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.

As discussed above, while a portion of our potential annual compensation is incentive based, we have also instituted policies and programs designed to discourage unnecessary risk-taking, which is not in our long-term interests. For example, our stock ownership policy requires our executives to hold at least a specified level of stock (in addition to any unsettled performance based equity awards), which aligns our executives’ interests with those of our long-term stockholders. Also, our clawback policy requires the return of annual and long-term incentive compensation for misconduct resulting in a material financial restatement.

Based on the foregoing and our annual review of our compensation programs, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our stockholders.

CEO Pay Ratio

We identified the median employee by examining the 2018 W-2 (for U.S. employees) and T4 (for Canadian employees) taxable wages for all U.S. and Canadian employees, including our CEO, who were employed by us on December 15, 2018. We included all U.S. and Canadian employees, whether employed on a full-time, part-time, temporary or seasonal basis. As of December 15, 2018 the Company employed 3,621 such persons. As permitted by the SEC rules, we excluded our 58 employees located in Europe and Asia since those employees comprise less than 5% of our 3,679 worldwide employees. We did not make any assumptions, adjustments or estimates with respect to the W-2 or T4 wages, and we did not annualize the wages for any employees that were not employed by us for all of 2018. We believe the use of W-2 or T4 wages, as applicable, is the most appropriate compensation measure since it includes the total taxable wages received by our employees in 2018.

62    HollyFrontier Corporation

After identifying the median employee based on total taxable wages, we calculated annual 2018 compensation for the median employee using the same methodology used to calculate the chief executive officer’s total compensation as reflected in the Summary Compensation Table above. The median employee’s annual 2018 compensation was as follows:

Name	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Median Employee	2018	$117,307	—	—	$7,107	$14,172	$138,586

Our 2018 ratio of chief executive officer total compensation to the median employee’s total compensation is reasonably estimated to be 82:1.

2019 Proxy Statement    63

Stock Ownership

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 6, 2019 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each known beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 170,765,384 shares of common stock outstanding as of March 6, 2019. Each of our directors and executive officers owns less than 1.0% of the Company’s common stock.

Beneficial ownership of the Company’s common stock is determined in accordance with SEC rules and regulations and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares
George J. Damiris (1)	231,651
Douglas Y. Bech (2)(3)	139,973
Thomas G. Creery (1)	102,639
Richard L. Voliva, III (1)(4)	61,793
Denise C. McWatters (1)(3)	54,217
James M. Stump (1)	51,125
James H. Lee (2)(3)	45,222
Leldon E. Echols (2)	38,707
Robert J. Kostelnik (2)	33,819
Michael E. Rose (2)	22,089
Franklin Myers (2)	19,589
Michael C. Jennings (2)(3)	18,899
Anne-Marie N. Ainsworth (2)	5,172
Anna C. Catalano (2)	5,172
R. Craig Knocke	—
All directors and executive officers as a group (15 persons)(5)	830,067

(1)

The number reported includes shares of restricted stock for which the executive officer has sole voting power but no dispositive power, as follows: Mr. Damiris (44,053 shares), Mr. Voliva (7,557 shares), Mr. Stump (6,608 shares), Ms. McWatters (6,608 shares) and Mr. Creery (6,608 shares). The number also includes shares of common stock to be issued to the executive officer upon settlement of restricted stock units, which may vest and be settled within 60 days of March 6, 2019 under certain circumstances, as follows: Mr. Damiris (105,410 shares), Mr. Voliva (25,972 shares), Mr. Stump (15,510 shares), Ms. McWatters (15,510 shares) and Mr. Creery (15,510 shares). Until settled, the executive officer has no voting or dispositive power over the common stock underlying the restricted stock units. The number generally does not include unvested performance share units held by the executive officers, except for Mr. Creery, it includes 7,635 shares of common stock to be issued to him upon settlement of performance stock units, which may vest and be settled within 60 days of March 6, 2019 under certain circumstances. Until settled, Mr. Creery has no voting or dispositive power over the common stock underlying the performance stock units.

64    HollyFrontier Corporation

(2)

The number reported includes 1,982 shares of common stock to be issued to the non-management director upon settlement of restricted stock units, which may vest and be settled within 60 days of March 6, 2019 under certain circumstances. Until settled, the non-management director has no voting or dispositive power over the restricted stock units.

(3)	Mr. Bech, Mr. Jennings, Mr. Voliva, Ms. McWatters, and Mr. Lee each own common units of HEP, a subsidiary of the Company, as set forth in the following table:

Name of Beneficial Owner	Number of Units
Douglas Y. Bech	25,000
Michael C. Jennings (a)	18,877
James H. Lee (a)(b)	9,938
Richard L. Voliva, III	6,816
Denise C. McWatters	4,881
HFC directors and executive officers as a group (5 persons)	65,512

(a)	The number reported includes 2,899 HEP restricted units for which the director has sole voting power but no dispositive power.

(b)

Includes 285 common units owned by Mr. Lee’s wife. Mr. Lee’s wife has the right to receive distributions from, and the proceeds from the sale of, these Common Units. Mr. Lee disclaims beneficial ownership of the Common Units held by his wife except to the extent of his pecuniary interest therein.

As of March 6, 2019, there were 105,440,201 HEP common units outstanding. Mr. Bech, Mr. Jennings, Mr. Voliva, Ms. McWatters and Mr. Lee each own less than 1% of the outstanding common units of HEP.

(4)

The number reported includes 1,542 shares of restricted stock and 2,981 restricted stock units held by Mr. Voliva’s wife for which Mr. Voliva disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)

The Company’s directors and executive officers, as a group, own 0.49% of the Company’s common stock. The number reported also includes 71,434 shares of unvested restricted stock held by executive officers for which they have sole voting power, but no dispositive power, 177,912 shares of common stock to be issued to executive officers upon settlement of restricted stock units, which may vest and be settled within 60 days of March 6, 2019 under certain circumstances, 17,838 shares of common stock to be issued to non-management directors upon settlement of restricted stock units, which may vest and be settled within 60 days of March 6, 2019 under certain circumstances, and 7,635 shares of common stock to be issued to Mr. Creery upon settlement of performance stock units, which may vest and be settled within 60 days of March 6, 2019 under certain circumstances. Until settled, the executive officers and non-management directors have no voting or dispositive power over the common stock underlying the restricted stock units or performance stock units.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all entities and other persons known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The number of shares of common stock reported as beneficially owned by each of the entities identified below is included in reliance on reports filed with the SEC by these entities.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
The Vanguard Group (1)	21,156,393	12.39%
BlackRock, Inc. (2)	16,317,339	9.56%
TCTC Holdings, LLC (3)	12,561,896	7.36%
AQR Capital Management, LLC (4)	10,022,429	5.87%
State Street Corporation (5)	9,568,405	5.60%

(1)

According to a Schedule 13G/A filed on February 14, 2019 by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 188,221 shares, sole dispositive power with respect to 20,935,893 shares, shared voting power with respect to 32,667 shares and shared dispositive power with respect to 220,500 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

2019 Proxy Statement    65

(2)

According to a Schedule 13G/A filed on February 4, 2019 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 14,765,716 shares and sole dispositive power with respect to 16,317,339 shares. The address for Blackrock is 55 East 52nd Street, New York, New York 10055.

(2)

According to a Schedule 13D/A filed on February 15, 2019 by TCTC Holdings, LLC (“TCTC”) and its two wholly-owned subsidiaries Turtle Creek Trust Company, LTA (“Trust Company”) and Trust Creek Management, LLC (“Management”), (a) TCTC may be deemed to beneficially own and has sole voting and dispositive power with respect to 12,561,896 shares, (b) Trust Company may be deemed to beneficially own and has sole voting and dispositive power with respect to 12,510,831 shares, and (c) Management may be deemed to beneficially own and has sole voting and dispositive power with respect to 51,065 shares. Mr. Knocke is the Director of Trust Company and a Principal and non-controlling manager and member of TCTC. Mr. Knocke is not deemed to beneficially own the shares reported by TCTC because he does not have voting or dispositive power over such shares. The address for TCTC, Trust Company and Management is 3838 Oak Lawn, Suite 1650, Dallas, Texas 75219.

(4)

According to a Schedule 13G filed on February 14, 2019 by AQR Capital Management, LLC (“AQR”) and its wholly-owned subsidiary AQR Capital Management Holdings, LLC (“Holdings”), AQR and Holdings each have shared voting power and dispositive power with respect to 10,022,429 shares. The address for AQR and Holdings is Two Greenwich Plaza, Greenwich, CT 06830.

(5)

According to a Schedule 13D filed on February 14, 2019 by State Street Corporation (“State Street”), State Street has shared voting power with respect to 8,428,317 shares and shared dispositive power with respect to 9,566,790 shares. The address for State Street is One Lincoln Street, Boston, MA 02111.

66    HollyFrontier Corporation

Equity Compensation Plan Information

We currently maintain one equity plan, the HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “LTIP”), for the benefit of our employees, directors and consultants. Until April 26, 2016, we also maintained the HollyFrontier Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The term of the Omnibus Plan expired on April 26, 2016 and was not extended. As a result, no further awards have been granted under the Omnibus Plan after April 26, 2016. As of December 15, 2018, all outstanding awards under the Omnibus Plan vested, and as a result, the Omnibus Plan has terminated.

The following table sets forth certain information regarding the plans as of December 31, 2018.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,324,862	(2)	—	2,926,367
Equity compensation plans not approved by stockholders (3)	—		—	—

Total	1,324,862		—	2,926,367

(1)

All stock-based compensation plans, including any stock-based compensation plan that was not approved by our stockholders, are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

Represents shares subject to performance share unit awards granted to our key employees under the LTIP assuming a maximum payout level at the time of vesting. If the performance share unit awards are paid at the target payout level, 662,431 shares would be issued upon the vesting of such performance share unit awards. There were no options outstanding under the LTIP as of December 31, 2018.

(3)

The Omnibus Plan was assumed by us in connection with the merger of Holly and Frontier. Although approved by Frontier’s stockholders, this plan has not been approved by our stockholders. As a result, under SEC regulations we were required to show shares under this plan as having not been approved by stockholders. The term of the Omnibus Plan expired on April 26, 2016 and was not extended. As a result, as of April 26, 2016, no shares are available for issuance under the Omnibus Plan. As of December 15, 2018, all outstanding equity awards under the Omnibus Plan vested, and as a result, the Omnibus Plan has terminated.

2019 Proxy Statement    67

Certain Relationships and Related Party Transactions

Related Party Transactions

The Company provides various general and administrative services to HEP under the terms of an Omnibus Agreement. Under the Omnibus Agreement, HEP pays the Company an annual fee, currently $2.5 million. The administrative fee is increased annually, beginning July 1, 2018, for changes in the Producers Price Index-Commodities-Finished Goods, (PPI), et al. and may increase in connection with the expansion of HEP’s operations through the acquisition or construction of new assets or businesses. The administrative fee covers expenses the Company incurs in performing centralized corporate functions for HEP, such as executive services, tax, legal, accounting, treasury, information technology and other corporate services, including the administration of employee benefit plans. The fee does not include salaries of personnel who perform services for HLS or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits

In addition, under a secondment arrangement with HLS, the Company seconds certain of its employees to HLS to provide operational and maintenance services with respect to certain of HEP’s processing, refining, pipeline and tankage assets at certain of the Company’s refineries, including routine operational and maintenance activities. During their period of secondment, the seconded employees are under the management and supervision of HLS. HLS is required to reimburse the Company for the prorated portion of the wages, benefits, and other costs of these employees.

On October 31, 2017, the Company closed on an equity restructuring transaction with HEP pursuant to which its incentive distribution rights were canceled and the Company’s 2% general partner interest in HEP was converted into a non-economic general partner interest in HEP. In consideration, the Company received 37,250,000 HEP common units. In addition, the Company agreed to waive $2.5 million of limited partner cash distributions for each of twelve consecutive quarters beginning with the first quarter the units issued were eligible to receive distributions as consideration.

In March 2016, Mr. Bech purchased $500,000 of the Company’s 5.875% Senior Notes due 2026 in the open market.

Julia Heidenreich, Vice President, Commercial Analysis and Pricing, is the wife of Richard L. Voliva III, Executive Vice President and Chief Financial Officer of the Company. Ms. Heidenreich received cash and equity compensation totaling $501,883 in 2018. Ms. Heidenreich does not report to Mr. Voliva.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is charged with the responsibility of reviewing and approving all transactions with related persons, when required by the Company’s Code of Business Conduct and Ethics. This responsibility is set forth in the Audit Committee’s charter. In addition, pursuant to the Code of Business Conduct and Ethics, an employee should disclose any potential conflict of interest to a supervisor who does not have a conflict of interest and the Chief Compliance Officer and obtain approval prior to proceeding with the potentially conflicted situation. If a director has a potential conflict of interest, the transaction or relationship must be disclosed to the Board or a committee of the Board that does not include such director.

In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee considers factors it deems appropriate, which may include, among others, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and whether the terms of the transaction are in the best interest of the Company. All related party transactions that are approved by the Audit Committee are disclosed to the Board.

68    HollyFrontier Corporation

Ratification of Appointment of Ernst & Young LLP

(Proposal 3)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to be the Company’s auditor for fiscal year 2019. The Board is asking stockholders to ratify this appointment. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm.

Ernst & Young LLP has conducted the Company’s audits since 1977. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

Required Vote and Recommendation

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast on the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE BOARD’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

2019 Proxy Statement    69

Independent Public Accountants

Selection

Ernst & Young LLP served as our independent registered public accounting firm for 2018 and has been appointed by the Audit Committee to continue to serve in that capacity for 2019.

Audit and Non-Audit Fees

The following table sets forth the fees paid to Ernst & Young LLP for services provided during 2018 and 2017. All of the fees paid were approved by the Audit Committee.

(in thousands)	2018	2017
Audit Fees (1)	$3,485	$3,374
Audit-Related Fees (2)	270	115
Tax Fees (3)	1,124	1,003
All Other Fees	—	—

Total	$4,879	$4,492

(1)

Represents fees for professional services provided in connection with the audits of the Company’s annual financial statements and internal control over financial reporting, statutory and regulatory filings and review of the Company’s quarterly financial statements.

(2)

Represents fees for professional services provided in connection with due diligence services, attest services and consultations concerning financial accounting and reporting standards not classified as audit fees.

(3)	Represents fees for professional services provided in connection with tax advisory, compliance and planning.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services performed by the independent auditor to assure that performing such services does not impair the auditor’s independence.

The Audit Committee may also pre-approve fees related to other non-recurring services or it may delegate its pre-approval authority for non-recurring services, up to $75,000, to one or more of the Audit Committee’s members or to the Company’s Chief Accounting Officer. Any decisions made under this delegation must be reported to the Audit Committee.

70    HollyFrontier Corporation

Audit Committee Report

The Company’s management is responsible for preparing our financial statements and for our system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. The Audit Committee also is responsible for selecting, engaging and overseeing the work of the Company’s independent registered public accounting firm, which reports directly to the Audit Committee, and evaluating its qualifications and performance. Among other things, to fulfill its responsibilities, the Audit Committee:

•

reviewed and discussed with both management and Ernst & Young LLP our quarterly unaudited consolidated financial statements and annual audited financial statements for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, including those in management’s discussion and analysis thereof;

•	discussed with Ernst & Young LLP the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB;

•

discussed with Ernst & Young LLP matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning the firm’s independence;

•

discussed with our internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits and met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting; and

•	considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee of the Board of Directors

Leldon E. Echols Chairman	R. Craig Knocke	James H. Lee	Michael E. Rose

2019 Proxy Statement    71

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board during the year ending December 31, 2018 were Mr. Bech, Chairman, Ms. Catalano, Mr. Echols and Mr. Hardage (until the 2018 Annual Meeting of Stockholders). None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2018. None of the members who served on the Compensation Committee at any time during fiscal 2018 had any relationship requiring disclosure under the section of this proxy statement entitled “Certain Relationships and Related Party Transactions—Related Party Transactions,” other than Mr. Bech, who purchased $500,000 of the Company’s 5.875% Senior Notes due 2026 in the open market. Please see “Certain Relationships and Related Party Transactions—Related Party Transactions.” No executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a member of our Board or our Compensation Committee, except that Mr. Damiris, our Chief Executive Officer and President and a member of our Board, serves as the Chief Executive Officer and President of HLS, the general partner of the general partner of HEP, and is a member of the compensation committee of HLS. No executive officer of the Company served as a member of the board of another entity that had an executive officer serving as a member of our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers and holders of more than 10% of its shares of common stock to file with the SEC initial reports of ownership of shares of common stock and reports of changes in such ownership. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2018 all Section 16(a) filing requirements applicable to its directors, Section 16 officers and greater than 10% stockholders were met, except that a Form 5 reporting a de minimis acquisition of shares of our common stock pursuant to a dividend reinvestment plan in a brokerage account held by Mr. Voliva’s spouse was not filed.

72    HollyFrontier Corporation

Additional Information

Stockholder Proposals

For a stockholder proposal to be included in the Company’s proxy materials for the 2020 annual meeting of stockholders, the proposal must be received in writing by the Company at the Company’s principal executive offices by November 22, 2019, and otherwise comply with all requirements of the SEC for stockholder proposals and the Company’s By-Laws.

Notice of proposals to be considered at next year’s meeting, but not included in the proxy statement, must be in compliance with the notice procedures and informational requirements set forth in Article II, Section 2 of the Company’s By-Laws. These notices must be submitted to the Secretary of the Company at the Company’s principal executive offices. To be timely, notice of business, including nomination of a director, must be submitted not less than 90 calendar days (February 8, 2020) nor more than 120 calendar days (January 9, 2020) prior to the anniversary date of the prior year’s annual meeting of stockholders. A copy of the Company’s By-Laws may be obtained from the Secretary of the Company at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

Annual Report

A copy of our Annual Report for the year ended December 31, 2018 was made available to you on or about March 21, 2019 with this proxy statement and is available at www.proxyvote.com. Additional copies of the Annual Report and this Notice of Annual Meeting, proxy statement and accompanying proxy card may be obtained from the Secretary of the Company at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE TO EACH PERSON TO WHOM A NOTICE OF INTERNET AVAILABILITY IS DELIVERED UPON WRITTEN REQUEST ADDRESSED TO DIRECTOR, INVESTOR RELATIONS, HOLLYFRONTIER CORPORATION, 2828 N. HARWOOD, SUITE 1300, DALLAS, TEXAS 75201.

Stockholders with the Same Address

Each registered stockholder received one copy of the Notice of Internet Availability per account even if at the same address, unless the Company has received contrary instructions from one or more of such stockholders. This procedure called “householding” reduces our printing and distribution costs. Upon written or oral request by writing to Director, Investor Relations, HollyFrontier Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201, or by telephoning 214-871-3555, the Company will promptly deliver a separate copy of these documents to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify the Company at the address and phone number listed above if the stockholder wishes to receive separate copies in the future. In addition, stockholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Other Matters

The Board does not know of any other matters to be acted upon at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

2019 Proxy Statement    73

HOLLYFRONTIER CORPORATION

2828 N. HARWOOD

SUITE 1300

DALLAS, TX 75201-1507

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/07/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/07/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1a.	Anne-Marie Ainsworth	☐	☐	☐

1b.	Douglas Bech	☐	☐	☐

1c.	Anna Catalano	☐	☐	☐

1d.	George Damiris	☐	☐	☐

1e.	Leldon Echols	☐	☐	☐

1f.	Michael Jennings	☐	☐	☐

1g.	Craig Knocke	☐	☐	☐

1h.	Robert Kostelnik	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

		For	Against	Abstain

1i.	James Lee	☐	☐	☐

1j.	Franklin Myers	☐	☐	☐

1k.	Michael Rose	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	Approval, on an advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

3	Ratification of the appointment of Ernst & Young LLP as the Company's registered public accounting firm for the 2019 fiscal year.	☐	☐	☐

NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer and give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If you need directions to the Annual Meeting of Stockholders, please call our

Investor Relations Department at (214) 954-6510.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

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HOLLYFRONTIER CORPORATION

Annual Meeting of Stockholders

May 8, 2019 8:30 AM CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint George J. Damiris, Richard L. Voliva, III and Denise C. McWatters, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOLLYFRONTIER CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT, on May 8, 2019 at 2727 N Harwood St., 5th Floor, Conference Room A, Dallas, TX 75201 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also authorizes George J. Damiris, Richard L. Voliva, III and Denise C. McWatters to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

Continued and to be signed on reverse side